UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of 2021 Annual Meeting of Shareholders

and Proxy Statement

Virtual Annual Meeting

Tuesday, April 27, 2021

10:00 a.m. Eastern Time

www.virtualshareholdermeeting.com/DPZ2021

For further information, please call Domino’s Investor Relations at 734-930-3497.

Notice of Annual Meeting of Shareholders

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Domino’s Pizza, Inc. (the “Company”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/DPZ2021 on Tuesday, April 27, 2021 at 10:00 a.m. Eastern Time. As part of our precautions regarding the COVID-19 pandemic and to support the health and well-being of our shareholders, team members and directors, the Annual Meeting will be held exclusively online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting the website listed above. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2021, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received.

The Annual Meeting will be held for the following purposes, all of which are set forth in the accompanying Proxy Statement:

1.

To elect the nine director nominees named in the Proxy Statement, each to serve for a one-year term, until their respective successors are duly elected or qualified or until his or her earlier death, resignation or removal;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2021 fiscal year;

3.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 3, 2021 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

The Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 18, 2021

HOW TO VOTE

INTERNET VIA COMPUTER	TELEPHONE	MAIL	DURING MEETING
Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Dial toll-free ((800) 690-6903) or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	You can vote electronically at the Annual Meeting. See page 6 for information on how to vote.

Notice of Annual Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2021: The accompanying Proxy Statement and our 2020 Annual Report are available at biz.dominos.com. In addition, you may access these materials at http://materials.proxyvote.com/25754A. On March 18, 2021, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2020 Annual Report.

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum at the Annual Meeting may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote electronically in the event you attend the virtual-only Annual Meeting. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 7 of the accompanying Proxy Statement.

VIRTUAL MEETING ADMISSION

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you wish to attend the virtual-only Annual Meeting see “Voting Information—Virtual Shareholder Meeting” for additional instructions. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time on Tuesday, April 27, 2021. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow approximately 15 minutes for the online check-in procedures.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT i

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Proxy Statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project,” “seek,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on February 25, 2021 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this Proxy Statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement might not occur. All forward-looking statements speak only as of the date of this Proxy Statement and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement, whether as a result of new information, future events or otherwise.

Available Information

Domino’s Pizza, Inc. makes available, free of charge, through its internet website biz.dominos.com, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Section 13(a), 15(d), or 16 of the Exchange Act, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission. Materials filed with the Securities and Exchange Commission are available at www.sec.gov. Retail orders from Domino’s stores can be made through its internet website www.dominos.com. The reference to these website addresses anywhere in this Proxy Statement does not constitute incorporation by reference of the information contained on the websites and information appearing on those websites, including biz.dominos.com, stewardship.dominos.com and www.dominos.com, should not be considered a part of this document.

ii DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Proxy Summary

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage shareholders to read the entire Proxy Statement and our Annual Report on Form 10-K filed with the SEC on February 25, 2021 (“2020 10-K”) before voting their shares. As used in this Proxy Statement, references to the “Company” or “Domino’s,” or the first-person notations of “we” and “our,” refer to Domino’s Pizza, Inc.

2021 Annual Meeting of Shareholders

Date and Time	Virtual Meeting Site	Record Date	Mailing Date
Tuesday, April 27, 2021 10:00 a.m. Eastern Time	Participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/DPZ2021	March 3, 2021	On or about March 18, 2021

Meeting Agenda and Board Recommendations

Proposals for Your Vote	Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	Plurality of Votes Cast	9
Proposal 2: Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	24
Proposal 3: Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	FOR	Majority of Votes Cast	55

Director Nominees

This table provides summary information about each director nominee. Each director stands for annual election to a one-year term. Our director elections are subject to our Majority Voting Policy.

Nominee	Age	Director Since	Current Principal Occupation	Current Committee Memberships*				Current Public Company Boards Other Than Domino’s
				A	C	I&D	NCG
David A. Brandon	68	1999	Former Chairman and CEO of Toys “R” Us, Inc.					DTE Energy Co. Herman Miller, Inc.
Richard E. Allison, Jr.	54	2018	CEO of Domino’s Pizza, Inc.					Starbucks Corporation
C. Andrew Ballard	48	2015	CEO and Co-founder of Wiser Solutions, Inc. and Founder and Managing Partner of Figtree Partners		●	Chair
Andrew B. Balson	54	1999	Managing Partner of Cove Hill Partners		Chair
Corie S. Barry	45	2018	CEO of Best Buy Co., Inc.	●		●		Best Buy Co., Inc.
Diana F. Cantor	63	2005	Partner with Alternative Investment Management, LLC	Chair				Universal Corporation VICI Properties Inc.
Richard L. Federico	66	2011	Former CEO and Chairman of P.F. Chang’s China Bistro Inc.		●		●	RPT Realty Tastemaker Acquisition Corp.
James A. Goldman	62	2010	Former President and CEO of Godiva Chocolatier, Inc.	●			Chair	Abercrombie & Fitch Co.
Patricia E. Lopez	59	2018	Former CEO of High Ridge Brands Co.			●	●

*A = Audit Committee / C = Compensation Committee / I&D = Inclusion & Diversity Committee / NCG = Nominating and Corporate Governance Committee

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 1

Proxy Summary (continued)

2020 Business Highlights

2020 was Domino’s 60th year in business and was a year of unprecedented challenges and successes. We marked our 39th consecutive quarter of positive same store sales in the U.S. and our 27th consecutive year of positive international same store sales. Despite having nearly 2,400 stores closed for some period of time at the initial peak of the COVID-19 pandemic and the many challenges faced during the pandemic, the Company stayed focused on its stakeholders—its customers, team members, franchisees, communities and shareholders—and delivered sustained strong performance across the business in fiscal 2020.

•	Global Retail Sales Growth (excluding foreign currency impact and 53rd week impact): +10.4%

•	U.S. Same Store Sales Growth: +11.5%

•	International Same Store Sales Growth: +4.4%

•	Diluted EPS: $12.39, +29.6% from fiscal 2019

The 2020 fiscal year included 53 weeks and the 2019 and 2018 fiscal years each included 52 weeks. Fiscal 2020 diluted EPS, as adjusted, was $12.01, up 25.5% over the prior year diluted EPS, as adjusted, of $9.57. For a description of how the Company calculates same store sales and global retail sales, excluding foreign currency impact, which are commonly-used statistical measures in the quick service restaurant (“QSR”) industry that the Company believes are important to understanding its financial performance, see our 2020 10-K.

Total Shareholder Return:

Through December 31, 2020; includes reinvestment of dividends.

Amid one of the most challenging global environments in which we have ever operated, we continued to grow our business and deliver exceptional shareholder value.

COVID-19 Response

From the onset of COVID-19, we adapted quickly to remain open and operating throughout the pandemic. This required us to essentially rewrite 60 years of standard operating procedures in weeks, introducing innovations like contactless delivery (and the unique Pizza Pedestal) and Domino’s Carside Delivery™ for carryout orders. We supported these operational changes with innovative technology placed in our stores and in our customers’ hands. We also stayed focused on value when our customers needed it most.

We took care of our team members by investing in their safety and well-being. In our U.S. corporate stores and supply chain centers, we paid two rounds of “thank you” bonuses and provided enhanced sick leave so that team members did not have to choose between their health and a paycheck.

We reinforced our relationship with our franchisees worldwide, partnering together to ensure that the Domino’s brand would get through the crisis and come out of it stronger than ever. We opened new lines of communication within our system and shared best practices globally as we confronted significant and ever-changing issues related to the pandemic.

2 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Proxy Summary (continued)

Despite the pandemic, we continued to invest in the capacity required to support the long-term growth of the brand. We opened two new Supply Chain Centers and a Thin Crust production line to enable our franchisees to continue building stores and growing their businesses.

We also took care of our communities, as nearly all Domino’s stores worldwide donated pizza to frontline workers, hospitals, grocery store employees, first responders, and families in need. In the U.S., we and our franchisees worked to provide more than 30,000 new jobs to people who may have been displaced from theirs.

Corporate Governance Highlights

Domino’s demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Our Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. Highlights of our corporate governance practices are summarized below and are discussed in more detail in the “Corporate Governance and Director Information” section beginning on page 15.

Independence:

•	Eight of nine director nominees are independent, including our Chairman

•	Fully independent Board committees

•	Independent directors regularly meet in private without management present

Board Practices:

•	Board of Directors and each Board committee conducts an annual self-assessment

•	Robust director orientation program for incoming directors and annual continuing education budget is provided for each director

•	Directors may not stand for reelection after age 72

•	Board tenure balances fresh perspectives with institutional knowledge

•	Structured process for Board’s risk oversight and Board engagement and oversight related to environmental, social and governance (“ESG”) matters

Leadership Structure:

•	Separate independent Chairman and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions of the Company

•	Board oversight of and active engagement in senior leadership succession planning

Accountability:

•	All directors stand for election annually

•	In uncontested director elections, our Majority Voting Policy applies

•	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy

•	Annual advisory vote on executive compensation

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 3

Proxy Summary (continued)

Stock Ownership Requirements:

•	Stock ownership requirements must be met within five years of appointment, as follows:

•	Directors: 5x annual retainer fee

•	CEO: 5x annual base salary

•	President-level executives: 4x annual base salary

•	Other executives: 3x annual base salary

Inclusion and Diversity

•	Diversity of experience and skills on our Board

•	44% of directors diverse as to gender, ethnicity and/or race

•	Standing Inclusion & Diversity Committee of the Board that oversees the Company’s inclusion and diversity progress and efforts

Additional highlights regarding our 2020 business performance and changes made to our executive compensation program during fiscal 2020 and expected changes for future years can be found under the

“Compensation Discussion and Analysis—Executive Summary” beginning on page 29.

4 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Domino’s Pizza, Inc. for use at the 2021 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, April 27, 2021 at 10:00 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/DPZ2021, and at any adjournment or postponement thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of Proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 18, 2021.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 5

Voting Information

Virtual Shareholder Meeting

As part of our precautions regarding the COVID-19 pandemic and to support the health and well-being of our shareholders, team members and directors, the Annual Meeting will be held exclusively online via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. The virtual-only format will allow all of our shareholders the option to participate in the live, online meeting from any location convenient to them, providing shareholder access to our Board and management and enhancing participation.

Shareholders at the close of business on March 3, 2021 will be allowed to communicate with us and submit questions in our virtual Annual Meeting forum immediately before and during the meeting. All directors and key executive officers are expected to be available to answer questions. We will endeavor to answer as many questions submitted by shareholders as time permits. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business.

In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/DPZ2021. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations website at ir.dominos.com.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2021, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received. You will also be able to vote your shares electronically at the meeting.

For further information on voting at the Annual Meeting, please see the “Voting Procedures” section below. No recording of the Annual Meeting is allowed, including audio and video recording.

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 3, 2021 (the “Record Date”). On the Record Date, there were 38,800,436 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Shareholders may choose to vote by any of the following methods: (i) by returning the enclosed Proxy card, (ii) electronically by accessing the Internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the live webcast and voting your shares online during the Annual Meeting. If you have any questions about www.proxyvote.com or your control number, please contact the bank, broker, or other organization that holds your shares. The availability of online voting may depend on the voting procedures of such organization.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the Internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not

6 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Voting Information (continued)

specify how shares should be voted will be voted in accordance with the Board’s recommendation (“FOR” the election of all director nominees under Proposal One, “FOR” Proposal Two and “FOR” Proposal Three).

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted by: (i) signing and returning a new Proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the Internet, (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked or (iv) attending the live webcast and casting a new vote online during the Annual Meeting. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in “street name” for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under the current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you. We believe Proposal One and Proposal Three are non-routine matters and, therefore, the broker may not vote your shares on such proposals without receiving instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having been voted in person or by proxy, but pursuant to Delaware corporate law, will be counted for purposes of determining whether a quorum is present.

Votes Required

Under Proposal One, directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Votes withheld, as well as broker non-votes, will not be treated as votes cast with respect to the election of directors and, therefore, will have no effect on the outcome of the election of directors.

In addition, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election is equal to the number of directors to be elected). In the event that the votes “WITHHELD” from a nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to promptly submit his or her resignation to the Board of Directors for consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant.

The Board of Directors will act within 120 days following certification of the shareholder vote. Thereafter, the Board of Directors will promptly publicly disclose, in a report furnished to the Securities and Exchange Commission (“SEC”), its decision and process regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board of Directors may accept a director’s resignation or reject the resignation. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director,

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 7

Voting Information (continued)

then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors, in each case pursuant to our By-Laws. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Approval of Proposal Two (ratification of independent registered public accounting firm) and Proposal Three (say-on-pay) requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Broker non-votes, if any, and abstentions will not be treated as votes cast with respect to these proposals and, therefore, will have no effect on the outcome of the votes. As noted above, under the current NYSE rules, we believe Proposal Two is routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you.

No matter is currently expected to be considered at the Annual Meeting other than those listed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the Proxy and acting thereunder will vote in accordance with their discretion on such matters.

8 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Proposal One: Election of Directors

The Company’s Certificate of Incorporation, as amended and restated, requires that all directors stand for annual election. Accordingly, the nine individuals listed below are standing for election to terms ending with the 2022 annual meeting of shareholders, until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal. Each nominee is currently serving as a director. Each nominee has indicated his or her willingness to serve, if elected. However, should a nominee be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

Board Membership Criteria

Although our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of director candidates, the Committee takes into account a number of factors, qualifications and skills that it deems appropriate, with the primary goal of ensuring the Board collectively serves the interest of shareholders. The Company and the Board, at a minimum, seek to have directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Identified and described below are additional key experiences, qualifications and skills that are important to the Company’s business and that were considered in the selection of the director nominees, which factors may change from time to time. Director candidates are also evaluated according to the qualifications set forth in the Board’s Corporate Governance Principles, as further described beginning on page 17.

•

Business experience. The Company and the Board believe that the Company benefits from nominating directors with a substantial degree of business experience. This may include accomplishments in his or her particular field of practice and a history of achievements that reflect his or her high standards and sound business decisions.

•

Leadership experience. The Company and the Board believe that directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•

Finance experience. The Company and the Board believe an understanding of finance and financial reporting processes is an important skill for our directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosures of the Company that include financial statements and related information.

•

Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

Board Composition and Diversity

The Board regularly assesses the diversity of its members and nominees as part of its annual evaluation process. We believe the nine director nominees are a highly engaged group and represent a diverse and broad range of attributes, qualifications, experiences and skills to provide an effective mix of viewpoints and knowledge. Nearly half of our director nominees have joined our Board in the last six years.

While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board and the Inclusion and Diversity Committee reviews and monitors the Company’s efforts in building a more diverse Board. These committees look to ensure demographic diversity in addition to a diversity of skills, experiences (including operational experience) and viewpoints, all aimed at identifying candidates who will contribute to Board decision-making and oversight responsibilities. The committees believe that the current composition of the Board reflects diversity across these categories. Our current directors bring a diverse set of skills and experiences to the Company that are important to drive our strategy forward as the market and competitive landscape evolve.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 9

Proposal One: Election of Directors (continued)

The following provides additional information about our director nominees.

10 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Nominees for Election to One-Year Terms Expiring at the 2022 Annual Meeting of Shareholders

Set forth below are the name, age, principal occupation and/or business experience and qualifications of each nominee for election as a director. The Nominating and Corporate Governance Committee believes that each of the nominees possesses the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience and other publicly-traded company boards on which the nominees serve, or served in the past five years, as a director is set forth below. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each director nominee appears later in this Proxy Statement.

Our Board of Directors Unanimously Recommends a Vote FOR Each of the Nominees Listed Below	✓

David A. Brandon Non-Executive Chairman Independent Director Director since: 1999 Age: 68 Committees: None

David A. Brandon most recently served as Chairman and Chief Executive Officer of Toys “R” Us, Inc., formerly the world’s largest specialty retailer of toy and baby products, a position he held from July 2015 to December 2018. Previously, Mr. Brandon was the Director of Athletics at the University of Michigan from March 2010 to October 2014.

Mr. Brandon has served as Chairman of Domino’s Board of Directors since March 1999 and also served as Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2011. Prior to joining Domino’s, Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998.

In addition to serving on the Board of Directors of Domino’s, Mr. Brandon also serves on the Boards of Directors of DTE Energy Co. and Herman Miller, Inc. He previously served on the Boards of Directors of Toys “R” Us, Inc., Burger King Corporation, Kaydon Corporation, Northwest Airlines and The TJX Companies, Inc.

Qualifications:

Mr. Brandon served as the Company’s Chief Executive Officer for eleven years and has served as Chairman of the Board since 1999. He thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service on the Boards of Directors of several other companies, including retailers, also makes him qualified for service as a director of the Company.

Richard E. Allison, Jr. has served as Chief Executive Officer of Domino’s since July 2018. Mr. Allison oversees all company operations, strategy and vision in his role as Chief Executive Officer. He previously served as President, Domino’s International from October 2014 to July 2018, after joining the Company in March 2011 as Executive Vice President of International.

Prior to joining Domino’s, Mr. Allison worked at Bain & Company, Inc. for more than 13 years, serving as a Partner from 2004 to December 2010, and as co-leader of Bain’s restaurant practice, working with some of the world’s most well-known restaurant brands.

Mr. Allison has served on Domino’s Board of Directors since July 2018, when he was elected in conjunction with his appointment as Chief Executive Officer. Mr. Allison also serves on the Board of Directors of Starbucks Corporation.

Richard E. Allison, Jr. Chief Executive Officer Director since: 2018 Age: 54 Committees: None

Qualifications:

Mr. Allison’s many years of executive experience with the Company provides him with a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Allison’s extensive knowledge of growing a global brand and his deep understanding of the overall restaurant industry makes him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 11

Proposal One: Election of Directors (continued)

C. Andrew Ballard Independent Director Director since: 2015 Age: 48 Committees: Inclusion & Diversity (Chair) Compensation

C. Andrew Ballard currently serves as the Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a technology and data company, a position he has held since December 2012. Mr. Ballard is also Founder of Figtree Partners, an investment firm focused on software and technology, and has served as its Managing Partner since November 2012. He was previously a Senior Advisor at the private equity firm Hellman & Friedman LLC from 2012 to 2019, where he also served as Managing Director from 2006 to 2012 and as a Director from 2004 to 2006. Prior to joining Hellman & Friedman in 2003, Mr. Ballard worked at Bain Capital, LLC in San Francisco and Boston, as well as Bain & Company, Inc. from 1994 to 2002.

Mr. Ballard has served on Domino’s Board of Directors since July 2015. Mr. Ballard serves as the Chairperson of the Inclusion & Diversity Committee and is a member of the Compensation Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Ballard is currently Chairman of Datacor, Inc. and Vice Chairman of Zignal Labs, and has held previous board roles at Activant Solutions Inc., Catalina Marketing Corporation, DoubleClick Inc., Getty Images, Inc., Internet Brands, Inc. and Vertafore, Inc. Mr. Ballard was the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation.

Qualifications:

Mr. Ballard brings to the Board strategic business and acquisition experience, as well as overall business acumen through his experience at Hellman & Friedman and Bain Capital. Mr. Ballard also provides valuable technology and digital knowledge making him qualified for service as a director of the Company.

Andrew B. Balson is currently the Managing Partner of Cove Hill Partners, L.P., a firm formed to make private equity investments. Previously, Mr. Balson was the Chief Executive Officer of Match Beyond, an innovative college completion program that helps low-income young adults attain college degrees and prepare for the workforce, a position he held from January 2015 to June 2016. Prior to becoming the Chief Executive Officer of Match Beyond, Mr. Balson was a Managing Director at Bain Capital, LLC, a global investment company, from 2001 to 2013. Mr. Balson became a Principal of Bain Capital in January 1998.

Mr. Balson has served on Domino’s Board of Directors since March 1999 and serves as the Chairperson of the Compensation Committee of the Board of Directors. Mr. Balson previously served on the Boards of Directors of Bloomin’ Brands, Inc., FleetCor Technologies, Inc., Dunkin’ Brands, Inc., Skylark Co., Ltd., BELLSYSTEM24, Inc., Burger King Corporation and Bright Horizons Family Solutions, Inc., as well as numerous private companies.

Andrew B. Balson Independent Director Director since: 1999 Age: 54 Committees: Compensation (Chair)

Qualifications:

Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC and Cove Hill Partners, L.P. His public and private company directorship experience and his familiarity with the Company and other restaurant companies, as well as his extended tenure on our Board, make him qualified for service as a director of the Company.

Corie S. Barry currently serves as Chief Executive Officer and as a member of the Board of Directors of Best Buy Co., Inc., a specialty retailer of consumer electronics, personal computers, entertainment software and appliances, roles held since June 2019. Prior to becoming CEO, Ms. Barry served as Best Buy’s Senior Executive Vice President and Chief Financial and Strategic Transformation Officer from June 2016 to June 2019, Chief Strategic Growth Officer from October 2015 to June 2016, Interim President of Geek Squad Services from March 2015 to May 2016, Senior Vice President of Domestic Finance from May 2013 to October 2015 and in a variety of financial and operational roles, both in the field and at the corporate campus, since joining Best Buy in 1999. Prior to Best Buy, Ms. Barry worked at Deloitte Touche Tohmatsu Limited from 1997 to 1999.

Ms. Barry has served on Domino’s Board of Directors since July 2018 and is a member of the Audit Committee and the Inclusion & Diversity Committee of the Board of Directors.

Corie S. Barry Independent Director Director since: 2018 Age: 45 Committees: Audit Inclusion & Diversity

Qualifications:

Ms. Barry brings to the Board experience leading a public company, vast financial expertise, retail operations and strategic growth know-how and overall business acumen, making her qualified for service as a director of the Company.

12 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Diana F. Cantor Independent Director Director since: 2005 Age: 63 Committees: Audit (Chair)

Diana F. Cantor is currently a Partner at Alternative Investment Management, LLC, a position she has held since January 2010, and is past Chairman of the Virginia Retirement System, where she served as a Trustee and a member of the Audit and Compliance Committee from 2010 to 2020. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 to the end of 2009. Ms. Cantor served as the founding Chief Executive Officer of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served as Vice President of Richmond Resources, Ltd. from 1990 to 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990.

Ms. Cantor has served on Domino’s Board of Directors since October 2005 and serves as the Chairperson of the Audit Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Ms. Cantor serves on the Boards of Directors of Universal Corporation (Chairman of the Nominating and Corporate Governance Committee) and VICI Properties Inc. (Chairman of the Audit Committee), and she previously served on the Boards of Directors of Media General, Inc., Revlon, Inc., The Edelman Financial Group Inc., Vistage International, Inc., Knowledge Universe Education LLC, Edelman Financial Services, LLC and Service King Body and Paint LLC.

Qualifications:

Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience, making her qualified for service as a director of the Company.

Richard L. Federico Independent Director Director since: 2011 Age: 66 Committees: Compensation Nominating and Corporate Governance

Richard L. Federico served as Non-Executive Chairman of P.F. Chang’s China Bistro, Inc. based in Scottsdale, AZ, from February 2016 until its acquisition in March 2019. Mr. Federico previously served as Executive Chairman of P.F. Chang’s from March 2015 to February 2016 and as Chief Executive Officer or Co-Chief Executive Officer from September 1997 to March 2015. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Mr. Federico started his career in the restaurant industry as a Manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as Co-Founder/Partner and Vice President of Operations until Brinker International, Inc. acquired Grady’s in 1989. Upon joining Brinker International, Mr. Federico served as Senior Vice President and concept head for Macaroni Grill before being promoted to President of the Italian Concept division. As President, he directed operations and development for Macaroni Grill and Spageddies.

Mr. Federico has served on Domino’s Board of Directors since February 2011 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Federico currently serves on the Boards of Directors of RPT Realty and Tastemaker Acquisition Corp. He also currently serves on the Boards of Directors of Prime Steak Concepts, True Food Kitchen and Boqueria, all privately-held restaurant concepts. Mr. Federico previously served as Chairman of the Board of Directors of Jamba, Inc. He is a Founding Director of Chances for Children.

Qualifications:

Mr. Federico brings to the Board experience in leading a successful publicly-traded restaurant concept, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 13

Proposal One: Election of Directors (continued)

James A. Goldman Independent Director Director since: 2010 Age: 62 Committees: Nominating and Corporate Governance (Chair) Audit

James A. Goldman is currently a Senior Advisor at Eurazeo SE, a private equity firm listed on the Paris Stock Exchange, and serves on the Boards of Directors of several of its portfolio companies: Q Mixers, a leading premium carbonated mixer brand, Waterloo Sparkling Water Corp., a carbonated beverage company, and Dewey’s Bakery, a premium baked goods company. Mr. Goldman served as President and Chief Executive Officer and as a member of the Board of Directors of Godiva Chocolatier, Inc. from 2004 to 2014. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004 and served in various executive positions at Nabisco, Inc. from 1992 to 2000. Prior to his work at Nabisco, Mr. Goldman was a senior consulting associate at McKinsey & Company, Inc.

Mr. Goldman has served on Domino’s Board of Directors since March 2010, serves as Chairperson of the Nominating and Corporate Governance Committee and serves on the Audit Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Goldman serves on the Board of Directors of Abercrombie & Fitch Co., where he is a member of the Compensation Committee and Nominating and Corporate Governance Committee. He is also on the Executive Board of the International Tennis Hall of Fame in Newport, RI and the Advisory Board of FEED Projects in New York, NY. Mr. Goldman previously served on the Board of Directors of The Children’s Place, Inc. He also served on the Board of Trustees and Executive Committee of Save the Children in Fairfield, CT and the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, MA.

Qualifications:

Mr. Goldman brings to the Board experience in leading successful retail companies, including more than 30 years in the global food industry, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

Patricia E. Lopez Independent Director Director since: 2018 Age: 59 Committees: Inclusion & Diversity Nominating and Corporate Governance

Patricia E. Lopez most recently served as Chief Executive Officer and as a member of the Board of Directors of High Ridge Brands Co. from July 2017 to March 2020. Ms. Lopez served as a Senior Vice President at Estée Lauder Companies Inc. from January 2015 to July 2016, a Senior Vice President at Avon Products, Inc. from December 2012 to November 2014 and previously held various positions at The Procter & Gamble Co. for 25 years, most recently serving as a Vice President and General Manager overseeing its Eastern Europe business.

Ms. Lopez has served on Domino’s Board of Directors since July 2018 and is a member of the Inclusion & Diversity Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Qualifications:

Ms. Lopez brings to the Board tremendous global business leadership, brand marketing and operations experience, as well as directorship experience and overall business acumen, making her qualified for service as a director of the Company.

14 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Corporate Governance and Director Information

Corporate Governance Overview

Domino’s has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s and seek to ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on Domino’s corporate and investor website biz.dominos.com under the “Investors—Profile—Corporate Governance” section and are available free of charge upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Inclusion & Diversity Committee Charter are also posted on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com). All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Company’s Corporate Governance Principles and the Nominating and Corporate Governance Committee Charter set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. The Board meets at least quarterly in an independent director session pursuant to the Corporate Governance Principles, and also conducts an executive session at each quarterly Board meeting. In 2020, the discussion leader for the independent director session and the executive session was generally Mr. Brandon.

Risk Oversight. The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with the NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s company-wide risk management and the process established to identify, measure, monitor and manage risks, in particular major financial, information security and cybersecurity risks, with input from the Company’s internal committee dedicated to assessing and managing enterprise risk. The Board of Directors receives regular reports from management as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to address those risks, including the specific risks identified above.

Board’s Role in Environmental, Social and Governance Matters. The entire Board of Directors generally oversees the Company’s environmental, social and governance (“ESG”) initiatives and supports the implementation of the Company’s ESG priorities. With respect to Board oversight of ESG matters in general, rather than concentrating oversight of all ESG initiatives into any one Committee, the Board takes the approach that certain matters are most appropriately overseen by the Board as a whole and for other topics, the most appropriate Committee should maintain oversight. For example, the Board’s Nominating and Corporate Governance Committee has oversight responsibility for the corporate governance aspects of ESG, the Inclusion & Diversity Committee has oversight responsibility for the Company’s initiatives regarding inclusion and diversity and the Audit Committee oversees the Company’s public disclosures, including those relating to its ESG initiatives. Given their breadth and importance, the Board currently believes that it is the appropriate body to oversee the development and implementation of the Company’s ESG efforts as a whole and ESG is a regular agenda item at Board meetings.

Execution of the Company’s Stewardship strategy is overseen by the Company’s Leadership Team. The Company has formed a Stewardship Steering Committee, which includes members of the Company’s Leadership Team who report directly to the CEO. This Stewardship Steering Committee is responsible for setting direction and driving accountability as we work to address material issues, work with key stakeholders and measure and report our progress. In connection with its increased focused on Stewardship matters, the Company is in the process of preparing its inaugural Stewardship report, which is expected to be posted to the Company’s website during 2021, and which we expect to build upon in the years to come. For additional information regarding the Company’s Stewardship efforts, please see “—Stewardship at Domino’s” below.

Independence. The Company is required to have a majority of its Board be independent directors. The Company’s Corporate Governance Principles (posted on Domino’s corporate and investor website biz.dominos.com under the “Investors—Profile—Corporate Governance” section) contain the Company’s standards for director independence, which are consistent with the requirements of the NYSE and SEC. A director will be designated as independent if the

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 15

Corporate Governance and Director Information (continued)

Board affirmatively determines that he or she (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by the NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. An independent director must also be free of any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. The Board has affirmatively determined that the following directors who served in the 2020 fiscal year were independent under that definition:

David A. Brandon

C. Andrew Ballard

Andrew B. Balson

Corie S. Barry

Diana F. Cantor

Richard L. Federico

James A. Goldman

Patricia E. Lopez

The Board based these determinations primarily on a review of the responses of directors to questions regarding employment and compensation history, affiliations, family and other relationships and discussions with directors.

Expectations. The Corporate Governance Principles further provide that the directors are invited and expected to attend the Company’s annual meetings of shareholders. All current directors attended the 2020 annual meeting of shareholders.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all directors, officers and employees. The Code of Professional Conduct for Senior Financial Officers and the Code of Business Conduct and Ethics are posted on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website at biz.dominos.com.

A total of six meetings of the Board of Directors of the Company were held during 2020 and the Board acted via unanimous written consent on three other occasions. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which that director served.

Committees. In accordance with the requirements of the NYSE, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors, as defined by Section 303A of the NYSE listed company rules and other applicable independence standards. Additionally, in February 2021, the Board approved transitioning an existing ad hoc Inclusion & Diversity Committee to be a standing committee of the Board, overseeing the Company’s inclusion and diversity progress and efforts. Each committee of the Board has designated responsibilities as specified in their respective charters and regularly reports on their activities to the entire Board.

Leadership Structure. The Company’s current leadership structure, as established in March 2010, separates the Chairman and Chief Executive Officer roles into two positions. David A. Brandon is the Chairman of the Board and Richard E. Allison, Jr. is the Chief Executive Officer. The Company has determined what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, and other relevant criteria. After considering these factors, the Company determined that separating the positions of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the

16 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Corporate Governance and Director Information (continued)

agenda for the Board meetings and presides over meetings of the Board and shareholder meetings. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board and operating decisions. The Company and the Board feel that this division provides an appropriate balance of operational focus, flexibility and oversight.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Goldman (Chairperson) and Federico and Ms. Lopez. The independence of each member of the Nominating and Corporate Governance Committee is determined annually by the full Board of Directors in accordance with Section 303A.04 of the NYSE listed company rules. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as required under the NYSE and SEC rules.

The Nominating and Corporate Governance Committee met two times during 2020. The Nominating and Corporate Governance Committee Charter, as approved by the Board, reflects the Nominating and Corporate Governance Committee’s responsibilities, and the Nominating and Corporate Governance Committee reviews the charter at least once annually. The charter was last reviewed in February 2021 and can be found on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com).

The Nominating and Corporate Governance Committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board (including director self-assessments) and management and reviewing Board succession plans.

Evaluation of Director Candidates. The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. The Nominating and Corporate Governance Committee may use a paid outside search firm or tools to identify possible directors, as has been the case when directors have been added to the Board in the past. In addition to the experience, qualifications and skills for directors listed under Proposal One, director candidates will be evaluated according to the qualifications as set forth in the Company’s Corporate Governance Principles, including the following desirable characteristics:

•	Highest degree of personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills, diversity and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of the Company’s shareholders and objectively monitor and appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

Shareholder Submission of Director Nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2022 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than February 26, 2022, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 17

Corporate Governance and Director Information (continued)

qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. The independence of each member of the Compensation Committee is determined annually by the Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Compensation Committee is independent as required under the NYSE and SEC rules.

The Compensation Committee met three times during 2020 and acted via unanimous written consent on seven other occasions to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter authorizes the Compensation Committee to delegate any of its responsibilities to one or more subcommittees. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed in July 2020 and can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com).

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, and implementing and administering one or more incentive bonus plans.

Audit Committee

The members of the Audit Committee are Mses. Cantor (Chairperson) and Barry and Mr. Goldman. The independence of each member of the Audit Committee is determined annually by the full Board of Directors in accordance with Section 303A.07 of the NYSE listed company rules, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended. The Board of Directors determined that each member of the Audit Committee is independent as required under the NYSE and SEC rules. Additionally, the Board determined that each member of the Audit Committee is financially literate as required by Section 303A.07(a) of the NYSE listed company rules, and that Ms. Cantor and Ms. Barry are audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee met five times during 2020. The Audit Committee Charter, as approved by the Board, reflects the Audit Committee’s responsibilities, and the Audit Committee reviews the charter at least once annually. The charter was last reviewed in July 2020 and can be found on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com). The Audit Committee’s functions include: (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the Company’s system of internal controls, the internal audit function and the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the Company’s independent registered public accounting firm and (iii) approving audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy under which audit and non-audit services to be rendered by the Company’s independent public registered accounting firm are pre-approved. All services provided to the Company by its independent public registered accounting firm for fiscal years 2020 and

18 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Corporate Governance and Director Information (continued)

2019 were pre-approved by the Audit Committee. This policy can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2020	2019
Audit fees(1)	$1,354	$1,559
Audit-related fees(2)	103	115
All other fees(3)	3	3

Total	$1,460	$1,677

(1)

Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance, the Company’s recapitalization transaction in 2019 and services related to audit procedures over changes in the Company’s enterprise systems.

(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting matters.
(3)	Annual license fee for accounting and disclosure software usage.

Inclusion & Diversity Committee

The members of the Inclusion and Diversity Committee are Mr. Ballard (Chairperson) and Mses. Barry and Lopez. The Inclusion & Diversity Committee, as previously constituted, met two times during 2020 to conduct its required business in accordance with the Inclusion & Diversity Committee Charter. The Inclusion & Diversity Committee Charter authorizes the Inclusion & Diversity Committee to delegate any of its responsibilities to one or more subcommittees. The Inclusion & Diversity Committee Charter, as approved by the Board, reflects the Inclusion & Diversity Committee’s responsibilities, and the Inclusion & Diversity Committee reviews the charter at least once annually. The charter was last reviewed in February 2021 and can be found on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com).

The Inclusion & Diversity Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, the Company’s inclusion and diversity strategies.

Human Capital Management

Having best-in-class talent across the globe is crucial to all aspects of Domino’s business, brand and long-term success. We are focused on attracting, developing and retaining high-performing, diverse teams and building an inclusive culture that inspires leadership, encourages innovative thinking and supports the development and advancement of all team members.

At Domino’s, we are committed to the health and safety of our team members and their families. We strive to take care of our team members by investing in their overall well-being. As part of our response to the COVID-19 pandemic, we paid two rounds of “thank you” bonuses to team members in our U.S. corporate stores and supply chain centers in 2020 and implemented enhanced sick leave so that team members would not have to choose between their health and a paycheck. In addition to these COVID-19 initiatives, we further aligned paid holidays across our U.S. corporate system and broadened our access to paid sick leave. To complement our regular initiatives during the COVID-19 pandemic in 2020, we also established specialized employee engagement and feedback initiatives and our Chief Executive Officer hosted regular global town hall meetings to keep team members apprised on the current state of the business, our response to the pandemic and plans moving forward.

The Board oversees and is regularly updated on the Company’s leadership development and talent management strategies designed to attract, develop and retain global business leaders who can drive financial and strategic growth

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 19

Corporate Governance and Director Information (continued)

objectives, enhance Domino’s culture as described below and build long-term shareholder value. The Board formally reviews and discusses management development and succession plans for the Chief Executive Officer and senior management of the Company, including individual senior management transitions as the need arises over the course of the year.

Beyond leadership development, our Board is focused on culture and human capital management priorities for promoting a safe, inclusive and respectful work environment, where employees across our entire workforce feel comfortable bringing their best selves to work, are inspired to act ethically and raise concerns and are enabled to implement new and innovative ideas in the best interests of the business. Additionally, in 2020 we held our first ever inclusion and diversity town hall meeting featuring the members of our Inclusion & Diversity Committee and we established employee resource groups meant to broaden and enhance Company-wide interaction opportunities for our team members.

As part of its human capital management efforts, the Board also reviews regular employee culture surveys and receives updates on management’s plans for addressing concerns or potential areas of improvement.

Shareholder Engagement

Shareholder engagement is a vital part of our governance profile and we maintain active, year-round engagement with our shareholders in pursuit of the continued delivery of sustainable, long-term value to them. We recognize the value of shareholder engagement and take a proactive approach to shareholder outreach. During 2020, we proactively contacted our top 20 institutional shareholders, representing more than half of our outstanding shares as of the time of such outreach, to discuss ESG, executive compensation, stewardship and other issues and to address any questions and concerns. We regularly review certain governance, compensation and other policies and practices in response to comments from our shareholders.

Stewardship at Domino’s

Domino’s is a 60-year-old brand that loves pizza and the people who love pizza. That includes the millions of customers worldwide who order our food, served by hundreds of thousands of pizza-loving corporate and franchise team members and hundreds of franchisees with “pizza sauce in their veins,” who are focused on delivering the joy of pizza each and every day. Day-to-day stewardship of the brand is focused on making sure we’re doing the right thing for our customers, employees and franchisees who love everything pizza.

To Domino’s, brand stewardship means focusing on what matters, the core values that remain consistent in a world that is constantly changing. What matters to Domino’s is embracing our communities, providing opportunity, finding inspired solutions and a commitment to transparency, which we call uncommon honesty. As a work-in-progress brand that is constantly evolving, we will continue to work towards getting better every day. As stewards of our environment and our communities, we take great pride in the work we are doing in support of these issues.

We intend to establish science-based, time-bound commitments in accordance with the Science-Based Targets initiative process within the next one-to-three years to reduce the Company’s total contribution to climate change. To support this effort, we are currently working with outside experts to determine our environmental baselines and developing initiatives to reduce our impact on the environment, including the impact of energy, waste water, land use and waste reduction, both in our packaging and food. We are also working with experts to continue to identify stewardship priorities that are most relevant to our Company and our stakeholders.

In the meantime, we are continuing our pursuit of a number of efforts that we previously launched to reduce our environmental impact. For example, we increased the recycled content of our pizza boxes and created a consumer-facing pizza box recycling education campaign in 2020. We have continued our implementation of eBikes as an alternative to cars for food deliveries in the U.S. We also joined the Dairy Sustainability Alliance and the Recycling Partnership to expand our knowledge and join efforts with other companies looking to make a difference. Additionally, we continued our use of 100% sustainable mass balance palm oil in products that we produce ourselves.

20 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Corporate Governance and Director Information (continued)

We also continued our support of the communities we serve through donating our time, money and pizza. At the onset of the COVID-19 pandemic, we and our franchisees led a national effort to donate 10 million slices of pizza to people and organizations at the frontlines of the COVID-19 pandemic as part of our “Feed the Need” campaign.

We also confronted the social justice issues facing our nation and the world through efforts that included a $3 million commitment to support the Black community in the U.S., including $1 million to establish the Domino’s Black Franchise Opportunity Fund.

Our national philanthropic partner is St. Jude Children’s Research Hospital®. St. Jude is internationally recognized for its pioneering work in finding cures and saving children with cancer and other catastrophic diseases. Through a variety of internal and consumer-based activities, including a national fundraising campaign called St. Jude Thanks and Giving®, the Domino’s system has contributed $82.0 million to St. Jude since our partnership began in 2004, including raising $13.3 million in 2020. In 2020, we announced a 10-year, $100 million campaign to raise funds to build Domino’s Village at St. Jude, a planned housing complex that will accommodate up to 140 patient families during long-term stays at the hospital.

We also support the Domino’s Pizza Partners Foundation (the “Partners Foundation”). Founded in 1986, the mission of the Partners Foundation is “Team Members Helping Team Members.” Primarily funded by team member and franchise contributions, the Partners Foundation is a separate, not-for-profit organization that has disbursed $8.2 million to Domino’s corporate and franchise team members over the past five years. The Partners Foundation is committed to meeting the needs of these team members facing crisis situations, such as fire, illness, natural disasters or other personal tragedies. In 2020, Domino’s made cash donations of $600,000 to the Partners Foundation in an effort to ensure that ample funds were available to support corporate and franchise team members in need during an unprecedented year.

For additional information regarding the Company’s Stewardship efforts, please see stewardship.dominos.com.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 21

Corporate Governance and Director Information (continued)

Prohibition Against Hedging Transactions

All of the Company’s employees and directors are prohibited from any hedging of Company securities, including by way of forward sales contracts, collars or otherwise, pursuant to our Insider Trading Policy.

22 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accounting firm. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee was determined to be independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board determined that two of its members during fiscal 2020, Ms. Cantor and Ms. Barry, were audit committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during 2020.

In performing its responsibilities, the Audit Committee, in addition to other activities: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and (iii) received the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2020 for filing with the SEC.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

Corie S. Barry

James A. Goldman

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 23

Proposal Two: Ratification of Independent Registered Public Accounting Firm

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are not counted as votes cast and will have no effect on the outcome of the vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of the independent registered public accounting firm.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to continue the engagement with PricewaterhouseCoopers LLP for the 2021 audit if the Company determines such action to be necessary or desirable.

Our Board of Directors and Audit Committee Unanimously Recommend a Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLC as the Independent Registered Public Accounting Firm of the Company for the 2021 Fiscal Year

✓

24 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2020:

	Common Stock, par value $0.01 per share

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
The Vanguard Group(1)	4,247,068	10.93%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Capital World Investors(2)	3,926,231	10.10%
333 South Hope Street, 55th Floor
Los Angeles, California 90071

BlackRock, Inc.(3)	3,581,581	9.22%
55 East 52nd Street
New York, New York 10055

(1)

Based on a Schedule 13G/A filed by the shareholder on February 10, 2021, The Vanguard Group is the beneficial owner of 4,247,068 shares of common stock of the Company and has shared voting power with respect to 73,448 shares, sole dispositive power with respect to 4,066,236 shares and shared dispositive power with respect to 180,832 shares. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(2)

Based on a Schedule 13G/A filed by the shareholder on February 16, 2021, Capital World Investors, a division of Capital Research and Management Company, beneficially owns and has sole dispositive power with respect to 3,926,231 shares and sole voting power with respect to 3,923,639 shares of common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(3)

Based on a Schedule 13G/A filed by the shareholder on January 29, 2021, BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 3,150,348 shares and sole voting power with respect to 3,581,581 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

The foregoing information is based upon Schedule 13G reports or amendments filed with the SEC by the above beneficial owners in 2021, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2020.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 25

Stock Ownership Information (continued)

Security Ownership of Management

The following table sets forth, as of January 3, 2021, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each director, by each nominee for election as a director of the Company, by the named executive officers listed in the Summary Compensation Table starting on page 44 of this Proxy Statement and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Richard E. Allison, Jr.(1)	144,506	*
Stuart A. Levy(2)	4,054	*
Russell J. Weiner(3)	145,899	*
Joseph H. Jordan(4)	25,868	*
Kevin S. Morris(5)	13,960	*
Jeffrey D. Lawrence(6)	32,602	*
J. Kevin Vasconi(7)	30,535	*
David A. Brandon	5,178	*
C. Andrew Ballard	1,900	*
Andrew B. Balson(8)	78,903	*
Corie S. Barry	890	*
Diana F. Cantor	13,530	*
Richard L. Federico	4,880	*
James A. Goldman	5,649	*
Patricia E. Lopez	890	*
All current Directors and executive officers as a group (19 persons)(9)	512,007	1.32%

*	Less than 1%.
(1)

Includes 101,407 shares of common stock issuable upon exercise of options that were exercisable on January 3, 2021 or within 60 days thereafter. Also includes 500 shares of common stock owned by Mr. Allison’s children.

(2)	Includes 2,070 shares of common stock issuable upon exercise of options that were exercisable on January 3, 2021 or within 60 days thereafter.
(3)	Includes 115,982 shares of common stock issuable upon exercise of options that were exercisable on January 3, 2021 or within 60 days thereafter.
(4)	Includes 20,957 shares of common stock issuable upon exercise of options that were exercisable on January 3, 2021 or within 60 days thereafter.
(5)	Includes 10,064 shares of common stock issuable upon exercise of options that were exercisable on January 3, 2021 or within 60 days thereafter.
(6)

For Mr. Lawrence, amounts are as of December 31, 2020 when he retired from the Company. Includes 23,112 shares of common stock issuable upon exercise of options that were exercisable on December 31, 2020 or within 60 days thereafter. Also includes 8,702.963 shares of common stock held by Jeffrey D. Lawrence and Patricia M. Lawrence, Trustees of the Lawrence Family Joint Trust dated May 11, 2018.

(7)

For Mr. Vasconi, amounts are as of October 2, 2020 when he retired from the Company. Includes 25,570 shares of common stock issuable upon exercise of options that were exercisable on October 2, 2020 or within 60 days thereafter.

(8)	Includes 27,310 shares of common stock held in the Andrew B. Balson 2004 Irrevocable Family Trust and 8,870 shares of common stock held in the Andrew B. Balson 2011 Irrevocable Family Trust.
(9)	Includes an aggregate of 281,250 shares of common stock issuable upon exercise of outstanding options that were exercisable on January 3, 2021 or within 60 days thereafter.

The information with respect to beneficial ownership is based upon information furnished by each director, nominee or executive officer, or information contained in filings made with the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, certain executive officers and persons who own more than 10% of any Domino’s Pizza, Inc. common stock to file initial reports of ownership and reports of changes in ownership of Domino’s Pizza, Inc. common stock with the SEC and the NYSE. The Company assists its directors and certain executive officers in completing and filing those reports. Domino’s is required to disclose in this Proxy Statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its directors, executive officers and shareholders who own more than 10% of Domino’s Pizza, Inc. common stock were complied with during the last completed fiscal year except that Timothy P. McIntyre filed a late Form 4 on January 29, 2021 with respect to a sale of shares in his 401(k) account that occurred on October 12, 2020 due to an inadvertent administrative error.

26 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Stock Ownership Information (continued)

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. During fiscal 2020, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had any relationships requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2020.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 27

Executive Compensation

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2020 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Compensation Committee

Andrew B. Balson, Chairperson

C. Andrew Ballard

Richard L. Federico

28 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

Domino’s objective is to be the worldwide leader in the pizza industry and one of the top restaurant brands in the world. To accomplish this objective, the Compensation Committee believes that Domino’s must recruit and retain well-qualified and high-performing executives to help attain the Company’s business goals and objectives, and we have established short- and long-term compensation programs that we believe support these objectives.

Fiscal 2020 Business Performance. 2020 was Domino’s 60th year in business and was a year of unprecedented challenges and successes that are discussed more fully in “Proxy Summary—2020 Business Highlights and COVID-19 Response.” Despite all of these challenges, the Company stayed focused on its stakeholders—its customers, team members, franchisees, communities and shareholders—and delivered sustained strong performance across the business in fiscal 2020.

The following table illustrates the Company’s growth in fiscal 2020 in terms of revenues, segment income (as defined and disclosed in Note 12 to the Company’s consolidated financial statements for the fiscal year ended January 3, 2021 included our 2020 10-K), income from operations and stock price at fiscal year-end relative to fiscal 2019 and fiscal 2018.

(Dollars in millions, except stock price)	2020(1)	2019(1)	2018(1)	Percent Increase 2018 to 2020(1)
Revenues	$4,117.4	$3,618.8	$3,432.9	19.9%
Segment Income	$817.8	$712.1	$643.9	27.0%
Income from Operations	$725.6	$629.4	$571.7	26.9%
Stock Price (Fiscal Year End)	$383.46	$292.31	$249.95	105.1	%(2)

(1)	The 2020 fiscal year included 53 weeks and the 2019 and 2018 fiscal years each included 52 weeks.
(2)	Percent increase is calculated from the Company’s closing stock price on the first trading day of the 2018 fiscal year ($186.94) in order to capture the three-year change.

The Company’s performance during fiscal 2020, and for the three-year period ending with fiscal 2020, demonstrated sustained growth in its financial results and a corresponding strong growth in the Company’s stock price.

Named Executive Officers. The Compensation Discussion and Analysis describes the Company’s executive compensation program, philosophy and objectives as they relate to our 2020 named executive officers listed below:

•	Richard E. Allison, Jr.—Chief Executive Officer (“CEO”)

•	Stuart A. Levy—Executive Vice President and Chief Financial Officer (“CFO”)

•	Russell J. Weiner—Chief Operating Officer and President—Domino’s U.S. (“COO”)

•	Joseph H. Jordan—Executive Vice President, International (“EVP, International”)

•	Kevin S. Morris—Executive Vice President, General Counsel and Corporate Secretary (“General Counsel”)

•	Jeffrey D. Lawrence—Former Executive Vice President and Chief Financial Officer (“former CFO”)

•	J. Kevin Vasconi—Former Executive Vice President, Chief Information Officer (“former CIO”)

2020 Leadership and Compensation Program Highlights. Key events with respect to the Company’s leadership structure and 2020 executive compensation program are as follows:

•

Mr. Lawrence retired from his position as Executive Vice President, Chief Financial Officer effective as of August 20, 2020 and Mr. Levy, who had served as the Company’s Executive Vice President, Supply Chain Services since January 2019, was promoted to the position of Executive Vice President, Chief Financial Officer effective as of August 20, 2020. Mr. Lawrence agreed to remain with the Company to assist in the transition of his duties and serve as an advisor to the CEO until December 31, 2020. In July 2020, the scope of Mr. Jordan’s responsibilities as EVP, International was expanded to include leadership of all of the Company’s international markets, including Canada and

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 29

Compensation Discussion and Analysis (continued)

Latin America, and, as a result of this expansion in his role, he received changes to his target total direct compensation as described below. Mr. Vasconi retired from his position as Executive Vice President, Chief Information Officer effective as of October 2, 2020.

•

2020 corporate performance under the Domino’s Pizza Senior Executive Annual Incentive Plan (“AIP”) (based on adjusted total segment income as detailed below) was achieved at 105.29% of target, resulting in a payout of AIP awards at 152.9% of target.

•

Amounts earned under the AIP and the Company’s 2004 Equity Incentive Plan, as amended (“EIP”) for performance periods ending during 2020 were above target, reflecting sustained strong financial results.

Changes to Be Effective in 2021. While shareholder support of our executive compensation program, as reflected in the results of the annual advisory say-on-pay shareholder vote, has been very strong in recent years, beginning in 2019 we conducted an extensive review of our long-term incentive compensation program with guidance from Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee’s independent compensation consultant. A key focus of the review was an evaluation of ways to enhance the alignment of our compensation program with shareholder value creation, continue to attract and retain a strong leadership team necessary to attain the Company’s business goals and objectives and reflect market “best practices” in our executive compensation program. Based on that review, we expected to make certain changes to our executive compensation program in 2020, which we previewed in last year’s Proxy Statement. Such changes included a transition from our current long-term incentive compensation program, discussed below, which is comprised of performance shares and stock options, to a program comprised of performance share units (“PSUs”), time-vesting restricted stock units (“RSUs”) and stock options. However, as a result of market, operational and forecasting uncertainties resulting from the onset of COVID-19 in early 2020, the Compensation Committee made the determination to postpone these expected 2020 changes to our executive compensation program.

We now anticipate that our 2021 executive compensation program, which will be fully disclosed in next year’s Compensation Discussion and Analysis, will include several key changes that enhance our performance-based compensation program and further tie executive compensation to the creation of shareholder value. In 2021, we will begin the transition to a long-term incentive compensation program comprised of PSUs and RSUs and will begin to phase out the issuance of new stock options. The PSUs will be earned based on the achievement of performance goals related to a combination of adjusted total segment income (as discussed below) and the Company’s global retail sales, both measured over a three-year period and vesting after such period, and subject to a total shareholder return (TSR) modifier. The RSUs will vest ratably over a three-year period and stock options, until fully phased out, will also vest ratably over a three-year period. In 2021, it is expected that the CEO equity mix will be approximately comprised of 33% PSUs, 33% RSUs and 33% stock options. For our other named executive officers, the mix will be approximately comprised of 25% PSUs, 50% RSUs and 25% stock options. In 2022, we intend to remove stock options from the equity mix with all named executive officers receiving equity awards approximately comprised of 50% PSUs and 50% RSUs. The Compensation Committee believes these anticipated changes to our long-term incentive compensation program will further improve the alignment between executive compensation and the interests of shareholders.

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of our executive officers and administering the cash incentive and equity-based plans in which our executive officers, directors and other eligible employees participate. The goal of the Company’s executive compensation program is to attract, motivate and retain talented and high-performing individuals to help us attain our business goals and objectives. We are committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation program for our named executive officers is designed to be aligned with and to enhance these commitments, as well as to encourage retention and to encourage and reward strong financial performance on both an annual and long-term basis.

30 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The Compensation Committee uses total direct compensation as the primary measure of compensation for our named executive officers. The principal elements of total direct compensation for our CEO and our other named executive officers are: (i) annual base salary, (ii) annual performance cash incentives under the AIP and (iii) long-term incentive compensation consisting of, in fiscal 2020, stock options and performance shares granted under the EIP.

2020 Principal Elements of Total Direct Compensation

Base Salary	+	Annual Performance Incentive (cash award under AIP)	+	Long-term Incentive Compensation (performance shares and stock options under EIP)	=	TOTAL DIRECT COMPENSATION

The Compensation Committee places a significant focus on performance-based compensation, which is provided in the form of annual performance cash incentives under the AIP and, for fiscal 2020, stock options and performance shares under the EIP. Our focus on performance-based compensation rewards strong Company financial and operating performance and aligns the interests of our named executive officers with those of our shareholders.

Demonstrating the emphasis the Compensation Committee places on the performance-based components of total direct compensation, in fiscal 2020 approximately 82% of the target total direct compensation for our CEO was attributable to performance-based compensation and approximately 78% of the target total direct compensation for our COO was attributable to performance-based compensation.

For fiscal 2020, approximately 67% of the target total direct compensation for our current CFO and EVP, International was attributable to performance-based compensation and approximately 64% of the target total direct compensation for our General Counsel was attributable to performance-based compensation, each reflecting applicable promotions and following the applicable changes to the base salaries and annual performance incentive targets for each executive detailed below.

Other aspects of the Company’s executive compensation program are intended to further align the interests of our named executive officers with those of our shareholders and to promote good corporate governance. These include:

•	Meaningful stock ownership guidelines;

•	No tax gross-ups on change in control-related payments;

•	A cap on maximum annual performance incentives;

•	No supplemental pension or death benefits for our named executive officers;

•	A clawback policy covering performance-based compensation; and

•	Anti-pledging and anti-hedging provisions contained in our Insider Trading Policy.

Compensation Philosophy and Process

Compensation Committee Philosophy. The Compensation Committee determines the target total direct compensation levels, the components thereof and relative weightings of each component for each of our named executive officers. The Compensation Committee generally targets the median of the applicable benchmark (i.e., peer group and broader retail/wholesale and general industry surveys, as described below) when setting target total direct compensation levels for our CEO and other named executive officers, but also takes into account other factors as described below. Executive-specific considerations, actual performance related to the applicable AIP and performance share measures and stock price performance can result in our named executive officers’ actual total direct compensation being above or below the median in any given year. Our use of peer group benchmarking and other data in making compensation decisions is described below.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 31

Compensation Discussion and Analysis (continued)

Compensation Setting Process. In order to evaluate and maintain the effectiveness of the Company’s current executive compensation program, the Compensation Committee annually reviews the reasonableness of executive compensation levels using independent compensation consultants, as well as public information about compensation levels at comparable companies within the Company’s peer group (described below), and evaluates such levels in light of individual performance as well as the Company’s growth and profitability. In 2020, the Compensation Committee used Meridian as its independent compensation consultant.

In making compensation decisions, the Compensation Committee reviews the nature and scope of each named executive officer’s responsibilities, as well as the named executive officer’s effectiveness in supporting the Company’s short- and long-term goals. The Compensation Committee attempts to set annual base salary, annual performance incentives, long-term incentive compensation and other compensation and benefits at levels that will attract, motivate and retain superior executive talent in a highly competitive environment.

In December 2019, the Compensation Committee conducted a review of the total direct compensation targets of our named executive officers for 2020 using data provided by Meridian, as described below.

As noted previously, the Compensation Committee places more emphasis on the performance-based components of total direct compensation for our CEO and COO than for our other executive officers. Mr. Allison’s target pay mix for fiscal 2020 was allocated as follows: 18% annual base salary, 36% annual performance incentive and 46% long-term incentive compensation, and Mr. Weiner’s target pay mix for fiscal 2020 was allocated as follows: 22% annual base salary, 33% annual performance incentive and 45% long-term incentive compensation.

*	Based on the grant date fair value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation.

32 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

For 2020, the Compensation Committee generally targeted the total direct compensation mix for our named executive officers (other than our CEO and COO) currently employed with the Company to be as follows: (i) 33% annual base salary, 33% annual performance incentive and 34% long-term incentive compensation for our current CFO and EVP, International and (ii) 36% annual base salary, 28% annual performance incentive and 36% long-term incentive compensation for our General Counsel, each reflecting applicable promotions and following the applicable changes to the base salaries and annual performance incentive targets for each executive detailed below.

*	Based on the grant date fair value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation.

For any given year, the annual base salary, annual performance incentive and long-term incentive compensation actually earned by or paid to our named executive officers may differ from the percentage allocations described above due to our actual performance relative to the applicable incentive plan performance measures and our stock price performance. For fiscal 2020, the amount of annual performance incentives reported in the Summary Compensation Table as earned by our named executive officers is greater than the amount awarded at target due to the achievement by the Company of applicable AIP performance measures at above-target levels in light of the Company’s strong 2020 financial performance.

Consideration of Say-On-Pay Vote and Shareholder Feedback. In evaluating the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote on the say-on-pay proposal presented at the Company’s 2020 annual meeting of shareholders. At the 2020 annual meeting, more than 96% of shares voted were in support of the compensation provided to our named executive officers. In light of our shareholders’ continued support of our executive compensation program and considering the postponement of certain changes previewed in last year’s Proxy Statement in light of market, operational and forecasting uncertainties resulting from the onset of COVID-19 in early 2020, we did not make any significant changes to our program in 2020. The Compensation Committee concluded that the Company provides a competitive pay-for-performance package that effectively incentivizes and retains executives.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 33

Compensation Discussion and Analysis (continued)

In addition to considering the results of the 2020 say-on-pay vote as described above, the Company regularly engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program, including as part of our regular shareholder outreach efforts described further in “Corporate Governance and Director Information—Shareholder Engagement.” The Company has made changes to our executive compensation program in prior years based upon feedback from this shareholder outreach and plans to continue these shareholder engagement efforts in future years. Discussions with these shareholders did not indicate any significant issues with our current executive compensation program.

Role of the Compensation Consultant. The Compensation Committee has the authority under its charter to engage the services of outside consultants, advisors and others to assist the Compensation Committee and also to discontinue such services in its sole discretion. In accordance with this authority, the Compensation Committee engaged Meridian as an independent compensation consultant beginning in fiscal 2019 to advise on matters related to executive and director compensation. In addition to attending the three Compensation Committee meetings held in 2020, in December 2019 Meridian provided its analysis of competitive executive pay practices (the “Meridian Analysis”) that the Compensation Committee used in evaluating and determining our named executive officers’ target total direct compensation, and the components and relative weightings thereof, for fiscal 2020 as described below, and was available to advise the Compensation Committee with respect to various executive and director compensation matters throughout the year.

The Compensation Committee assessed the independence of Meridian pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest existed with Meridian during its engagement that would prevent Meridian from independently advising the Compensation Committee. The Compensation Committee intends to continue to retain and use Meridian in fiscal 2021.

Benchmarking and Peer Group. The Compensation Committee evaluates executive compensation by measuring the target total direct compensation of our named executive officers against benchmarks consisting of the Company’s peer group described below and of other comparable companies (through the use of benchmark data). It conducts an annual review of executive compensation by analyzing peer group pay data and applicable benchmark data, including the Meridian Analysis (as previously described), which include relevant retail/wholesale and general industry compensation market data. The Compensation Committee generally uses a composite of this peer group and market survey and other data to determine market compensation levels, which it then uses when establishing target levels of total direct compensation for the named executive officers and the components and relative weightings of such compensation. When making compensation decisions, the Compensation Committee is informed by the experiences of its members and also takes into account individual compensation recommendations from our CEO, with respect to the other named executive officers, and the Chairman of the Board and the Chairperson of the Compensation Committee with respect to our CEO, and, among other things, individual performance of the executive, scope of job responsibilities, leadership and years of experience, all as further described below. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with the Company’s peer group and other market data, taking into account the Company’s scale and level of performance.

For 2020, the Compensation Committee considered the industry survey data in the Meridian Analysis and targeted the annual base salary and total direct compensation for our CEO to be below the relevant market median as described in further detail under “Compensation for Chief Executive Officer” below. The Compensation Committee generally targets the annual base salary and total direct compensation for the other named executive officers, on average, to be within a competitive range around the market median for the upcoming year, again taking into account both the Company- and individual-specific factors described above.

34 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The Compensation Committee reviews the composition of its peer group annually in July for use in executive compensation decisions for the following year with input from Meridian. In its July 2019 review, the Compensation Committee removed Cracker Barrel Old Country Store, Inc. and Brinker International, Inc. from the peer group because both are sit-down restaurants with limited-to-no international revenue. The Compensation Committee added InterContinental Hotels Group, Wyndham Hotels & Resorts, Inc., Royal Caribbean International and Expedia Group, Inc. to the peer group based on their strong international revenue, industry peer-to-peer overlap and market capitalizations. The peer group below was used for benchmarking with regard to compensation for 2020.

2020 Peer Group

Bloomin’ Brands, Inc.	Norwegian Cruise Line Holdings Ltd.
Chipotle Mexican Grill, Inc.	Papa John’s International, Inc.
Darden Restaurants, Inc.	Restaurant Brands International Inc.
Dunkin’ Brands Group, Inc.	Royal Caribbean International
Expedia Group, Inc.	Texas Roadhouse, Inc.
GrubHub Inc.	Wayfair Inc.
Hilton Worldwide Holdings Inc.	The Wendy’s Company
Hyatt Hotels Corporation	Wyndham Hotels & Resorts, Inc.
InterContinental Hotels Group	Yum! Brands, Inc.

The following criteria were considered in determining the members of the Company’s 2020 peer group: publicly-traded retail or hospitality industry companies of comparable scale and scope and relative size, taking into account revenue, market capitalization and level of international operations, along with complexity of business (including franchise model) and a similar recruiting pool for executives.

Role of Executive Officers in Establishing Compensation. The Company’s executive officers have a limited role in the executive compensation process. Our CEO, the Company’s Chief Human Resources Officer and the Chairperson of the Compensation Committee annually review the performance of each named executive officer (other than our CEO) and the Company’s other senior leadership to formulate compensation recommendations for the Compensation Committee. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of our CEO to make recommendations to the Compensation Committee regarding our CEO’s compensation. Our CEO abstains from participating in all related discussions regarding the CEO’s compensation. The scope of these reviews is to evaluate performance for a given year and make compensation recommendations for that year and the subsequent year, including with respect to base salary adjustments and annual and long-term incentive awards under the AIP and EIP, respectively. The Chairperson of the Compensation Committee typically engages in discussions with the independent compensation consultant prior to presenting compensation recommendations to the full Compensation Committee for approval in December of each year. The Compensation Committee may exercise its discretion to modify any recommended base salary adjustments or annual performance incentive or long-term incentive compensation awards to executives. The Compensation Committee ultimately makes all compensation decisions for our named executive officers, which are then ratified by our Board of Directors.

Use of Tally Sheets. In 2020, the Compensation Committee continued its practice of annually reviewing comprehensive tally sheets for each of our named executive officers. These tally sheets are prepared by management and quantify the elements of each named executive officer’s total direct compensation. The tally sheets contain annual cash compensation (base salary and annual performance incentives), other compensation, stock option exercises, equity award vesting events and annual equity award grants under the EIP, and also include the Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) fair market values for the equity award grants, potential severance payments, and equity award holdings with the total in-the-money value of such equity awards at the end of the preceding fiscal year. The Compensation Committee uses the tally sheets to get a full picture of the compensation accumulated by each named executive officer to date, including accumulated equity value and potential severance.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 35

Compensation Discussion and Analysis (continued)

Equity Award Processes. Equity awards have generally been granted at the regularly scheduled meetings of the Compensation Committee in February and July of each year. The specific date of these meetings is set by the Board of Directors, along with other Board and committee meetings, generally one to three years in advance. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times throughout the year. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of the Company’s common stock on the NYSE on the date of the grant. Beginning in 2021, we anticipate that equity awards will be granted to our executive officers in March of each year to more closely align the timing of all annual total direct compensation decisions and to have awards granted more closely in time with the beginning of the three-year performance period underlying the PSUs described above.

Components of Total Direct Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the annual base salaries of our named executive officers and any adjustments to their salaries. In making decisions about adjustments to annual base salaries, the Compensation Committee considers various factors such as:

•	Industry compensation survey and peer group compensation data provided and summarized by its independent compensation consultant;

•	The executive’s employment agreement with the Company;

•	The executive’s individual performance, scope of job responsibilities, leadership and years of relevant experience; and

•	The performance of the Company.

The 2020 annual base salaries for our named executive officers, which were set in December 2019 and remained unchanged throughout 2020 other than in connection with the mid-year promotions indicated below, including any year-over-year change, were as follows:

Executive	2019 Base Salary	2020 Base Salary	% Change	2020 Mid-Year Promotion		Additional % Change
Richard E. Allison, Jr.	$865,000	$895,000	3.5%	—		—
Stuart A. Levy	$425,000	$445,000	4.7%	$475,000	(1)	6.7%
Russell J. Weiner	$725,000	$750,000	3.4%	—		—
Joseph H. Jordan	$435,000	$450,000	3.4%	$475,000	(2)	5.6%
Kevin S. Morris	$465,000	$490,000	5.4%	—		—
Jeffrey D. Lawrence	$530,000	$530,000	0.0%	—		—
J. Kevin Vasconi	$530,000	$540,000	1.9%	—		—

(1)	Effective August 20, 2020 at the time of Mr. Levy’s promotion to Executive Vice President, Chief Financial Officer.
(2)	Effective July 27, 2020 at the time of the expansion in the scope of Mr. Jordan’s role as described above under “—Executive Summary—2020 Leadership and Compensation Program Highlights.”

36 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Annual Performance Incentives. The following section describes the annual performance incentive award for fiscal 2020 for each of our named executive officers under the AIP. The 2020 annual performance incentive targets for our named executive officers were as follows:

Executive	2020 Annual Performance Incentive Target (% of annual base salary)(1)
Richard E. Allison, Jr.	200%
Stuart A. Levy	100	%(2)
Russell J. Weiner	150%
Joseph H. Jordan	100	%(3)
Kevin S. Morris	75	%(4)
Jeffrey D. Lawrence	100%
J. Kevin Vasconi	100%

(1)

Reflects the named executive officer’s final 2020 annual performance incentive target. As described below, each named executive officer’s 2020 target annual performance incentive is prorated for applicable changes throughout the year when determining the actual amount of the annual performance incentive payout to the executive.

(2)

Effective July 15, 2020, Mr. Levy’s annual performance incentive target increased from 50% to 100% to better align his annual performance incentive target with market (see “Benchmarking and Peer Group” above). Mr. Levy’s annual performance incentive target remained unchanged in connection with his promotion to Executive Vice President, Chief Financial Officer.

(3)

Effective July 15, 2020, Mr. Jordan’s annual performance incentive target increased from 50% to 100% at the time of the expansion in the scope of Mr. Jordan’s role as described above under “—Executive Summary—2020 Leadership and Compensation Program Highlights” and to better align his annual performance incentive target with market (see “Benchmarking and Peer Group” above).

(4)

Effective July 15, 2020, Mr. Morris’ annual performance incentive target increased from 50% to 75% to better align his annual performance incentive target with market (see “Benchmarking and Peer Group” above).

The Compensation Committee establishes the performance measures and targets and approves annual performance incentive payouts for the named executive officers based on the extent to which the pre-established performance targets associated with such incentives have been achieved. The Compensation Committee approved annual performance incentive awards under the AIP to each of the named executive officers for fiscal 2020 as further described below.

The AIP provides the Compensation Committee with flexibility in selecting the plan participants and establishing the performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds, for annual awards made under it. For fiscal 2020, greater than 90% of the applicable performance target was required to be achieved in order for AIP participants to be eligible to receive an annual performance incentive payout; the maximum annual payout under the AIP was the lesser of (i) 250% of an individual’s annual performance incentive target and (ii) $5,000,000 per participant, the maximum annual payment threshold. In December 2019, the Compensation Committee selected the participants and established the annual performance measure and target incentive amounts under the AIP for the 2020 fiscal year. After considering various alternatives to the AIP structure in light of COVID-19, including with respect to the performance goals and payment structure under the AIP, the Compensation Committee ultimately determined to proceed with the annual performance measure and target incentive amounts established in December 2019.

For annual performance incentives granted with respect to fiscal 2020, the performance measure, as applied to all of the named executive officers, was segment income as defined by the Company under Accounting Standards Codification 280, Segment Reporting (“ASC 280”), with certain adjustments (referred to as “adjusted total segment income”), measured over the full 2020 fiscal year. The Compensation Committee believes that the use of adjusted total segment income is appropriate because it is a reliable barometer for the overall success of the Company and it is a primary measure used by management to internally evaluate operating performance, to determine future performance targets and for long-range planning for the Company.

For fiscal 2020, as noted above, a named executive officer was not entitled to an annual performance incentive payout under the AIP unless Company performance exceeded 90% of the performance target (the “performance threshold”). If performance exceeded the performance threshold, the executive officer would receive 1% of their annual performance incentive target for every incremental 0.1% in excess of the performance threshold achieved by the Company, up to the maximum annual payment amount described above.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 37

Compensation Discussion and Analysis (continued)

For illustrative purposes, assume a named executive officer had an annual base salary of $500,000 and was eligible for an annual performance incentive target of 100% of their annual base salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined the following:

•

If the annual performance result was $10,100,000, or 101.0% achievement of the annual performance target, the Company would pay the named executive officer 110% of their annual performance incentive target, or $550,000. In other words, for 1% outperformance versus target, an additional 10% of target would be awarded.

•

Conversely, assume the annual performance result was $9,500,000, or 95% achievement of the annual performance target. In this situation, the Company would pay the named executive officer 50% (1% for every 0.1% over the performance threshold) of their annual performance incentive target, or $250,000.

•

Finally, assume the annual performance result was $9,000,000, or 90% achievement of the annual performance target. Given the performance threshold, the Company would pay the named executive officer 0% of their annual performance incentive target, or $0.

For the named executive officers, the annual performance target for fiscal 2020 was $780.0 million in adjusted total segment income. This annual performance target was set to be aggressive, yet achievable, in order to sufficiently motivate executive performance. The Compensation Committee has raised the annual performance target significantly from the previous year’s target in each of the last ten fiscal years, including the last three fiscal years as shown below, and, as such, the Compensation Committee believes that the annual performance targets generally provide the desired motivation for executive performance while remaining ambitious. For fiscal 2020, the annual performance target was set in December 2019 prior to the onset of the COVID-19 pandemic and reflected a 12.2% increase from the 2019 annual performance target and a 9.2% increase from actual results in 2019 and reflected the 53rd week in fiscal 2020. The substantial increases in performance targets from fiscal year to fiscal year require superior performance from the Company in a highly competitive market to achieve the annual performance target.

Fiscal Year	Annual Performance Target Percentage Increase From Prior Year Performance Target	Annual Performance Target Percentage Increase From Prior Year Actual Results	Annual Performance Incentive Payout
2018(1)	13.5%	11.0%	113.1%
2019(1)	8.6%	7.2%	127.9%
2020(1)	12.2%	9.2%	152.9%

(1)	The 2020 fiscal year included 53 weeks and the 2019 and 2018 fiscal years each included 52 weeks.

As described above, the Company’s achievement of 105.29% of adjusted total segment income as compared to the annual performance target for fiscal 2020, which was established in December 2019 before the onset of the COVID-19 pandemic, reflects the Company’s strong financial performance during fiscal 2020 in the face of the challenges posed by the COVID-19 pandemic and demonstrates continued growth, especially after considering the significant annual performance target percentage increases in recent years. Further, the Company’s current trend of higher than 100% achievement of annual performance targets over the three-year period shown in the table above has corresponded with the continued growth of the business and the Company’s stock price. This growth has been driven by many factors, including a focus on technology platforms and innovation, creative advertising that highlights our growing brand and product offerings, operational discipline and franchisee performance.

The Company’s U.S. sales performance continues to be near the top of the QSR industry with a three-year U.S. same store sales year-over-year average increase of 7.1% and a three-year international same store sales year-over-year average increase of 3.3%. Additionally, the Company’s global retail sales, excluding foreign currency impact, increased an average of 10.7% year-over-year over the last three years and the Company’s common stock price increased 105.1% from January 1, 2018 through December 31, 2020.

These business results have outpaced a very competitive industry and have resulted in above-target performance under the AIP during this same time period. Because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving their annual performance incentive targets was the same.

38 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The specific performance targets established by the Compensation Committee are based on the business plans of the Company and take into account a variety of factors including certain strategic plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, marketing plans and expenses, U.S. and international store count projections, product initiatives, technological initiatives, macroeconomic conditions, general operational needs of the Company and other meaningful information.

The amount of the annual performance incentive payouts for 2020 exceeded the target annual performance incentive payout because adjusted total segment income actual performance was 105.29% of the annual performance incentive target. Accordingly, pursuant to the terms of the AIP (as described above), based on this level of actual performance, 152.9% of the target incentive payout was earned by our named executive officers for fiscal 2020.

	2020 Target Annual Performance Incentive		Plan Achievement	2020 Actual Payout

Executive	% of Salary(1)	Dollar Value(2)%		%	Dollar Value
Richard E. Allison, Jr	200%	$1,790,000	105.29%	152.9%	$2,736,910
Stuart A. Levy	100%	$348,244	105.29%	152.9%	$532,465
Russell J. Weiner	150%	$1,125,000	105.29%	152.9%	$1,720,125
Joseph H. Jordan	100%	$348,244	105.29%	152.9%	$532,465
Kevin S. Morris	75%	$302,119	105.29%	152.9%	$461,940
Jeffrey D. Lawrence	100%	$525,712	105.29%	152.9%	$803,814
J. Kevin Vasconi	100%	$404,633	105.29%	152.9%	$618,684

(1)

Represents each named executive officer’s final 2020 target annual performance incentive; certain executives’ target annual performance incentives were modified during fiscal 2020 as described under “—Annual Performance Incentives” and the amount of the incentive earned is based on their target annual incentive pre- and post-modification (based on the period such incentive targets were in effect during the fiscal year).

(2)

Represents each named executive officer’s prorated 2020 target annual performance incentive multiplied by such named executive officer’s final 2020 salary. For Messrs. Lawrence and Vasconi, such dollar value is equal to the portion of the annual performance cash incentive that would have otherwise been payable to such executive for fiscal year 2020 under the AIP prorated for the date of such executive’s retirement from the Company (December 31, 2020 for Mr. Lawrence and October 2, 2020 for Mr. Vasconi).

Long-term Incentive Compensation. The Compensation Committee believes that an equity component of executive compensation serves to align our named executive officers’ interests with the interests of our shareholders and creates value for those shareholders. To that end, the Company maintains the EIP, a long-term equity-based incentive compensation program.

Grants of awards to our CEO and other named executive officers are approved by the Compensation Committee and are ratified by our Board of Directors. In 2020, our Compensation Committee approved, and our Board of Directors ratified, the following awards under the EIP to our named executive officers after considering the Company’s equity grant guidelines and the Meridian Analysis and after reviewing each named executive officer’s total direct compensation as described in “—Compensation Setting Process” above:

	Stock Options			Performance Shares(1)

Executive	Granted (#)		Grant Value ($)(2)	Granted (#)		Grant Value ($)(3)
Richard E. Allison, Jr.	12,700		$1,343,406	2,170		$897,686
Stuart A. Levy	2,260	(4)	$239,229	580	(5)	$240,120
Russell J. Weiner	7,100		$751,038	1,820		$752,898
Joseph H. Jordan	2,250		$238,005	580		$239,934
Kevin S. Morris	2,320		$245,410	600		$248,208
Jeffrey D. Lawrence	—		$—	—		$—
J. Kevin Vasconi(6)	1,660		$175,595	430		$177,882

(1)	Assumes target performance levels are achieved.
(2)	Based on a Black-Scholes value on July 15, 2020 of $105.78 per share.
(3)	Based on our closing stock price on July 15, 2020 of $413.68 per share.
(4)

Includes an off-cycle award of 150 stock options at the time of Mr. Levy’s promotion to Executive Vice President, Chief Financial Officer, with a grant value based on a Black-Scholes value on August 20, 2020 of $106.89 per share. This award was intended to bring the grant date fair value of equity awards made to Mr. Levy during the current fiscal year to a value equal to approximately 100% of his annual base salary.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 39

Compensation Discussion and Analysis (continued)

(5)

Includes an off-cycle award of 40 performance shares at the time of Mr. Levy’s promotion to Executive Vice President, Chief Financial Officer, with a grant value based on our closing stock price on August 20, 2020 of $418.33 per share. This award was intended to bring the grant date fair value of equity awards made to Mr. Levy during the current fiscal year to a value equal to approximately 100% of his annual base salary.

(6)

Dollar amounts do not include the incremental fair value associated with the modification of Mr. Vasconi’s equity awards in connection with his retirement from the Company, as described in footnotes (3) and (4) to the Summary Compensation Table.

Stock Options. As discussed above and reflected in the table above, the Compensation Committee continued its use of stock options as a vehicle for long-term incentive compensation in 2020. Recipients of stock option grants do not receive a benefit from the stock options unless and until the market price of the Company’s common stock increases above the exercise price, the stock options vest and the recipient exercises such stock options.

Stock options awarded under the EIP have a maximum term of ten years and vest ratably over four years, generally subject to continued employment. Vested options are exercisable for a limited period of time after termination of employment. All options awarded under the EIP are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date of the award.

Performance Shares. As discussed above and reflected in the table above, the Compensation Committee continued its use of performance shares as an additional vehicle for long-term incentive compensation in 2020. Recipients of performance shares do not receive a benefit from the award unless the Company achieves the applicable performance goals associated with the award. The actual value of the shares that are earned, if any, will depend on our stock price at the time the performance shares vest. The Compensation Committee believes that participation in the Company’s long-term incentive compensation program accomplishes the objective of linking each named executive officer’s opportunity for financial gain to Company performance and increases in shareholder value, as reflected by the market price of the Company’s common stock.

Performance share awards are full value awards that consist of restricted shares of the Company’s common stock that are subject to both time-based and performance-based vesting conditions. The awards vest ratably over four years in four separate vesting tranches, generally subject to continued employment, and each vesting tranche is subject to a one-year performance-based vesting condition that is established annually by the Compensation Committee. Outstanding, unvested performance shares are also eligible to receive dividends. Dividends accrue on such unvested performance shares and are delivered if and when the performance shares to which they relate vest. For performance shares granted in 2020 (as well as prior years), the measurement of performance established by the Compensation Committee was segment income as defined by the Company under ASC 280, with certain adjustments (resulting in the same “adjusted total segment income” used by the Company for annual performance incentives, as described above). Adjusted total segment income was used as the performance measure for performance shares because it is the primary measure used by management to internally evaluate operating performance, to determine future performance targets and for long-range planning for the Company and the Compensation Committee believes it is a consistently reliable barometer for the overall success of the Company.

Performance shares vest only if the Company achieves 90% or more of the annual performance target (with no additional performance shares earned for performance above 90% of the annual performance target). If the achievement is less than 90% of the annual performance target, each vesting tranche for that fiscal year is canceled and forfeited for no consideration. The performance share awards do not contain a provision for partial vesting. All unvested performance shares are canceled upon termination of employment, except as described below. The performance target with respect to the 2019 fiscal year was utilized for all performance shares previously granted with a 2020 vesting tranche; such performance target was achieved at 102.79% of target and as a result all performance shares subject to a 2020 vesting tranche vested in full.

Accelerated Vesting. In the event that an executive’s employment is terminated (i) involuntarily by the Company without cause, or (ii) due to the executive’s disability prior to the date any vesting tranche of the performance shares becomes vested based on continued employment but after the Compensation Committee has certified that the performance vesting conditions with respect to such vesting tranche have been satisfied, the performance shares subject to such vesting tranche will vest in full. All unvested stock options fully vest upon an executive’s death. In the event of a qualified retirement, the time vesting condition applicable to all unvested performance shares will lapse and such performance shares will remain eligible to vest based on performance and all unvested stock options will vest in full. For this purpose, a qualified retirement means any termination of employment (other than for cause) after ten years of continuous service

40 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

and attaining age 55. As of January 3, 2021, no named executive officers who are currently employed with the Company had satisfied the qualified retirement requirements. Pursuant to the EIP, in the event of a covered transaction (generally defined in the EIP as a merger or consolidation in which the Company is not the surviving entity, a disposition of substantially all of the Company’s common stock or assets, or a dissolution or liquidation of the Company) all unvested performance shares, stock options and shares of restricted stock will vest in full.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan (the “ESPDP”), adopted in July 2004, to provide employees, including our named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Section 423 of the Internal Revenue Code. Shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before employees can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a discounted price and provides additional ties to shareholder value creation.

Pension and Post-Retirement Benefits. The Company does not maintain a defined benefit pension or retiree medical plan for our named executive officers, though we have agreed to provide reimbursement of certain medical expenses to certain individuals who had previously served as our Chief Executive Officer.

Deferred Compensation. The Company maintains the Domino’s Pizza Deferred Compensation Plan (the “DCP”), a non-qualified elective deferred compensation plan, under which our named executive officers, a select group of management or highly compensated employees and our directors are permitted to defer their own compensation. Deferred amounts under the DCP are notionally invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP or otherwise make employer contributions to the DCP. The DCP is described more fully under “Non-Qualified Deferred Compensation” below.

Perquisites. The Company makes a limited number of perquisites available to our named executive officers. The Company covers expenses for each participating named executive officer for the completion of an annual comprehensive physical for the executive and their spouse. Beginning in 2020, the Company covers an executive’s annual membership fee for a physician group where an annual physical is provided, along with other preventive care. The Company also reimburses each named executive officer for their personal purchases of Domino’s food items. Our CEO is also entitled to a certain number of hours of personal use of the Company’s aircraft, as described below. Our EVP, International receives additional benefits in connection with his expatriate assignment in the Netherlands. Detailed information regarding the perquisites provided to our named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide our named executive officers and certain other full-time employees with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness), which will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans: (i) a non-qualified deferred compensation plan (the DCP referenced above), and (ii) a tax-qualified 401(k) savings plan, which includes a Roth savings option (the “Domino’s Pizza 401(k) Savings Plan”). The Domino’s Pizza 401(k) Savings Plan is open to all employees age 18 or older who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first 5% of eligible compensation contributed by employees into their 401(k) accounts.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that are offered to all full-time employees. Additionally, umbrella insurance premiums are paid by the Company for participating named executive officers, and the amounts paid are recorded as compensation (and included in the Summary Compensation Table) for such named executive officers. This umbrella insurance provides high limits of liability to protect the named

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 41

Compensation Discussion and Analysis (continued)

executive officer against a catastrophic liability loss and stacks on top of the executive’s homeowners, personal auto, watercraft, and any other underlying liability policies.

Compensation for Chief Executive Officer

Mr. Allison’s annual base salary was increased by the Compensation Committee from $865,000 to $895,000 for the 2020 fiscal year. Mr. Allison’s employment agreement, effective July 1, 2018, provides for an annual performance incentive targeted at 200% of his annual base salary, the actual amount of which is based on the Company’s achievement of applicable performance targets under the AIP. The employment agreement also grants Mr. Allison an annual allotment of 45 hours of personal use of the Company’s corporate aircraft at no charge to him during the term of the agreement. Mr. Allison entered into a time-sharing agreement with the Company requiring him to reimburse the Company for personal use over his allotted hours based upon a statutory formula. Mr. Allison is not provided with a tax gross-up with respect to his personal use of the Company’s corporate aircraft.

In July 2020, the Board of Directors approved long-term incentive compensation in the form of an equity grant under the EIP to Mr. Allison consisting of: (i) a stock option award of 12,700 shares with a four-year graded vesting period, a ten-year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant and (ii) a performance share award of 2,170 shares that vest equally over a four-year period in separate tranches. The stock options and performance shares have the same terms and conditions as those described under “Long-term Incentive Compensation” above.

Based on the Meridian Analysis, Mr. Allison’s annual base salary in 2020 was below the market median, his 2020 annual performance incentive target was above the market median and his long-term incentive compensation was below the market median, resulting in his total direct compensation being below the market median. The Compensation Committee evaluates Mr. Allison’s compensation in relation to market data and other factors, including his tenure as CEO. While the Compensation Committee generally positions target total direct compensation at the median level of the applicable benchmark, as described above, it believes that Mr. Allison’s compensation is appropriate in relation to his skills, experience, tenure as CEO, scale of the Company and other relevant market data. Further, the Compensation Committee believes Mr. Allison’s compensation package effectively links shareholder and financial performance to his total direct compensation through the use of long-term incentive compensation awards and cash compensation that is primarily based on Company performance.

In December 2020, Meridian provided its 2020 analysis of competitive pay practices, which the Compensation Committee considered, among other factors, when it increased Mr. Allison’s annual base salary from $895,000 to $904,000 for 2021.

Employment Agreements

Each of our currently employed named executive officers is party to a written agreement that governs their employment with the Company and includes both severance provisions as well as restrictive covenants that apply for two years following termination of employment. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post-Employment Payments to Named Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with our named executive officers is important to protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers in a competitive market environment.

In recognition of Mr. Lawrence’s accomplishments and years of service to the Company, Mr. Lawrence will receive one year of base salary continuation following his retirement from the Company on December 31, 2020. In connection with his retirement, Mr. Vasconi’s retirement was treated as a qualified retirement for purposes of all outstanding and unvested equity awards previously issued to him by the Company pursuant to the EIP. Each of Messrs. Lawrence and Vasconi also received a pro-rated portion of the annual performance cash incentive that would have otherwise been payable to each for fiscal year 2020 under the AIP.

42 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. The current guidelines require stock ownership after an accumulation period (five years of employment or service with the Company at the individual’s current executive level) equal to five times base salary for our CEO, four times base salary for President-level executives, and three times base salary for the other named executive officers. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of our named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Clawback Policy

The Compensation Committee has adopted a clawback policy which provides that in the event of an accounting restatement due to material non-compliance with financial reporting requirements under the U.S. federal securities laws, the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who are subject to Section 16 of the Exchange Act and who received incentive-based compensation (including annual cash incentives, performance-based compensation and time-based equity and equity-based awards) during the three-year period preceding the announcement by the Company of its financial statement restatement. Such recovery will be equal to the amount of excess compensation awarded or paid to such executive officer as a result of the misstatement. This policy applies to cash bonus opportunities and performance-based compensation awards made on or after December 29, 2014. This clawback policy is intended to be interpreted in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE as contemplated by the Dodd-Frank Act and any other applicable law and shall otherwise be interpreted by the Compensation Committee.

Tax Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers (and beginning in 2018, certain former executive officers), subject to limited exceptions. The Compensation Committee believes that its primary responsibility is to provide an executive compensation program that meets the objectives described above, even if the compensation paid or provided may not qualify for full or partial deductibility. The Company has paid and will continue to pay executive compensation that is not fully deductible under applicable tax law.

Risk Assessment Disclosure

In February of each year, the Compensation Committee, in consultation with its independent compensation consultant and senior human resource executives of the Company, reviews the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed for the 2020 fiscal year, and most recently for the 2021 fiscal year, the Compensation Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on the financial results of the Company.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 43

Executive Compensation Tables

Summary Compensation Table for 2020

The table below summarizes the total compensation earned by our named executive officers in fiscal 2020, and, to the extent required, 2019 and 2018. A description of each component of our executive compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 29. All information set forth in this table reflects compensation earned by these individuals for services with the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard E. Allison, Jr. Chief Executive Officer	2020	929,423	—	1,057,918	1,343,406	2,736,910	—	227,573	6,295,230
	2019	865,000	—	820,501	1,401,318	2,212,670	—	196,315	5,495,804
	2018	744,711	—	5,428,782	1,297,600	1,470,143	—	161,180	9,102,416

Stuart A. Levy* Executive Vice President, Chief Financial Officer	2020	472,731	—	237,907	239,229	532,465	—	32,360	1,514,692
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Russell J. Weiner Chief Operating Officer and President of the Americas	2020	778,846	—	892,773	751,038	1,720,125	—	48,614	4,191,396
	2019	725,000	—	716,749	800,006	1,390,913	—	39,972	3,672,640
	2018	679,557	—	3,888,429	725,470	1,026,085	—	38,576	6,358,117

Joseph H. Jordan Executive Vice President, International	2020	477,885	—	286,198	238,005	532,465	—	966,113	2,500,666
	2019	435,000	—	242,944	230,067	278,183	—	605,761	1,791,955
	2018	425,000	—	307,158	213,037	227,934	—	639,237	1,812,366

Kevin S. Morris Executive Vice President, General Counsel and Corporate Secretary	2020	508,846	—	285,172	245,410	461,940	—	30,538	1,531,906
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Jeffrey D. Lawrence Former Executive Vice President, Chief Financial Officer	2020	560,577	—	196,825	—	803,814	—	33,709	1,594,925
	2019	530,000	—	301,730	290,198	677,870	—	40,661	1,840,459
	2018	500,000	—	311,602	275,577	565,500	—	31,189	1,683,868

J. Kevin Vasconi Former Executive Vice President, Chief Information Officer	2020	436,154	—	1,178,654	1,694,247	618,684	—	37,625	3,965,364
	2019	530,000	—	318,845	290,198	677,870	—	44,491	1,861,404
	2018	510,000	—	337,847	275,577	576,810	—	41,462	1,741,696

*	Effective August 20, 2020, Mr. Levy was appointed the Company’s Executive Vice President, Chief Financial Officer.
(1)

Reflects increases in base salary that took effect during 2020 as described under “Compensation Discussion and Analysis—Components of Total Direct Compensation—Annual Base Salary.” Base salaries paid in fiscal 2020 reflect that fiscal 2020 was a 53-week fiscal year.

(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts listed reflect the fair value of awards of performance shares granted pursuant to our EIP, determined in accordance with ASC 718 based upon the probable outcome of the applicable performance conditions (which is assumed that the performance conditions were satisfied in full), disregarding the effects of estimated forfeitures. The stock awards for 2020 represent the first two tranches of the performance share awards granted in 2020, the third tranche of the performance share awards granted in 2019 and the fourth tranche of the performance share awards granted in 2018 (or the number of shares in each award that were valued for accounting purposes as of January 3, 2021, the last day of the Company’s 2020 fiscal year). The fourth tranche of the performance share awards awarded in 2019 and the third tranche of the performance share awards awarded in 2020 will be valued when the performance condition is established in December 2021 and the fourth tranche of the performance share awards awarded in 2020 will be valued when the performance condition is established in December 2022. The stock awards for 2019 represent the first two tranches of the performance share awards granted in 2019, the third tranche of the performance share awards granted in 2018 and the fourth tranche of the performance share awards granted in 2017 (or the number of shares in each award that were valued for accounting purposes as of December 29, 2019, the last day of the Company’s 2019 fiscal year). The stock awards for 2018 represent the first two tranches of the performance share awards granted in 2018, the third tranche of the performance share awards granted in 2017 and the fourth tranche of the performance share awards granted in 2016 (or the number of shares in each award that were valued for accounting purposes as of December 30, 2018, the last day of the Company’s 2018 fiscal year). The assumptions used in the calculation of these amounts are included in Note 10 to the Company’s consolidated financial statements for the fiscal year ended January 3, 2021 included in the 2020 10-K. In connection with Mr. Vasconi’s retirement from the Company, the Compensation Committee determined to treat his retirement as a qualified retirement for purposes of all awards of

44 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Executive Compensation Tables (continued)

performance shares granted pursuant to the EIP. This resulted in a revaluation of those outstanding awards under applicable accounting guidance. Accordingly, the amounts for Mr. Vasconi in 2020 consist of (i) the grant date fair value of the performance shares awarded to him in 2020 of $282,465 and (ii) $896,189, the incremental fair value associated with the modification of his outstanding performance shares previously awarded to him in 2018, 2019 and 2020.
(3)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts listed reflect the grant date fair value of stock option awards granted pursuant to our EIP, determined in accordance with ASC 718, disregarding the effects of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s consolidated financial statements for the fiscal year ended January 3, 2021 included in the 2020 10-K. In connection with Mr. Vasconi’s retirement from the Company, the Compensation Committee determined to treat his retirement as a qualified retirement for purposes of all stock option awards granted pursuant to the EIP. This resulted in a revaluation of those outstanding awards under applicable accounting guidance. Accordingly, the amounts for Mr. Vasconi in 2020 consist of (i) $175,595, the grant date fair value of the stock options awarded to Mr. Vasconi for 2020, and (ii) $1,518,652, the incremental fair value associated with the modification of his outstanding stock option awards.

(4)	The 2020 amounts listed for all named executive officers are further described in the All Other Compensation table below.

The following table below shows amounts under the All Other Compensation column for 2020:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums / Medical Reimbursements ($)(2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($)(3)	Tax Reimbursements ($)(4)	Dividends ($)(5)	Total ($)
Richard E. Allison, Jr.	2020	186,499	4,758	14,250	6,675	15,391	227,573
Stuart A. Levy	2020	2,134	10,383	14,250	4,744	849	32,360
Russell J. Weiner	2020	4,102	7,971	14,250	7,893	14,398	48,614
Joseph J. Jordan	2020	214,035	3,287	14,250	725,978	8,563	966,113
Kevin S. Morris	2020	2,936	5,748	14,250	2,181	5,423	30,538
Jeffrey D. Lawrence	2020	2,141	4,655	14,250	4,587	8,076	33,709
J. Kevin Vasconi	2020	4,519	4,508	14,250	5,432	8,916	37,625

(1)

Mr. Allison’s amount represents $180,373 for personal usage of the corporate aircraft and $6,126 in personal pizza purchases. Mr. Levy’s amount represents $1,000 in team member awards and $1,134 in personal pizza purchases. Mr. Weiner’s amount represents $1,023 in team member awards and $3,079 in personal pizza purchases. Mr. Jordan’s amount represents $1,093 in team member awards, $910 in personal pizza purchases and additional benefits in relation to his expatriate assignment, which includes $105,932 in respect of cost-of-living allowances, $88,357 in respect of children’s tuition expenses, and $17,743 in respect of home leave. Mr. Morris’s amount represents $1,008 in team member awards and $1,928 in personal pizza purchases. Mr. Lawrence’s amount represents $2,141 in personal pizza purchases. Mr. Vasconi’s amount represents $4,519 in personal pizza purchases. The amount reported for Mr. Allison’s personal usage of the corporate aircraft is based on the incremental cost method. The incremental cost is based on the variable operating costs to the Company for operating the airplane, including, but not limited to fuel costs, parking, landing fees, travel fees, catering and other miscellaneous direct costs. The total annual variable costs are divided by the annual number of flight hours flown by the airplane to calculate an average variable cost per flight hour. This average variable flight cost per flight hour is then multiplied by the flight hours of personal use to calculate the incremental cost for the executive. For tax purposes, income is imputed to the executive for personal travel based on a multiple of the Standard Industry Fare Level (“SIFL”) rates.

(2)

Mr. Allison’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance and Company-paid premiums of $2,250 for group term life insurance. Mr. Levy’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance, Company-paid premiums of $675 for group term life insurance and Company-paid premiums of $7,200 for executive physicals. Mr. Weiner’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance, Company-paid premiums of $1,863 for group term life insurance and Company-paid premiums of $3,600 for executive physicals. Mr. Jordan’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance and Company-paid premiums of $779 for group term life insurance. Mr. Morris’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance and Company-paid premiums of $3,240 for group term life insurance. Mr. Lawrence’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance, Company-paid premiums of $862 for group term life insurance and Company-paid premiums of $1,285 for executive physicals. Mr. Vasconi’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance and Company-paid premiums of $2,000 for group term life insurance.

(3)	Represents the amount of the Company match made to the Domino’s Pizza 401(k) Savings Plan described above for each named executive officer.
(4)

Mr. Allison’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,939 and a tax gross-up on certain other perquisites in the amount of $4,736. Mr. Levy’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,005, a tax gross-up on Company-paid medical expenses in the amount of $2,884 and a tax gross-up on certain other perquisites in the amount of $855. Mr. Weiner’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,939, a tax gross-up on Company-paid medical expenses in the amount of $2,783 and a tax gross-up on certain other perquisites in the amount of $3,171. Mr. Jordan’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $691, a tax gross-up on benefits in relation to his expatriate assignment of $271,258, Dutch wage taxes in the amount of $425,351, U.S. tax payments due to his tax equalization policy in the amount of $27,164 and a tax gross-up on certain other perquisites in the amount of $1,514. Mr. Morris’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,005 and a tax gross-up on certain other perquisites in the amount of $1,176. Mr. Lawrence’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,939, a tax gross-up on Company-paid medical expenses in the amount of $993 and a tax gross-up on certain other perquisites in the amount of $1,655. Mr. Vasconi’s

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 45

Executive Compensation Tables (continued)

amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,939 and a tax gross-up on certain other perquisites in the amount of $3,493.
(5)

Represents dividends paid by the Company on a quarterly basis on stock awards, including dividends accrued on unvested performance shares that were paid during 2020 at the time of vesting of such performance shares.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual awards of stock options and performance shares granted during the fiscal year ended January 3, 2021 to each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise of Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)(4)		Maximum (#)
Richard E. Allison, Jr.		0	1,790,000	4,475,000	—	—		—	—	—	—	—
	7/15/2020	—	—	—	—	—		—	—	12,700	413.68	1,343,406
	7/15/2020	—	—	—	—	542	(8)	—	—	—	—	224,214
	12/08/2020	—	—	—	—	2,156	(9)	—	—	—	—	833,704
Stuart A. Levy		0	348,244	870,610	—	—		—	—	—	—	—
	7/15/2020	—	—	—	—	—		—	—	2,110	413.68	223,196
	7/15/2020	—	—	—	—	135	(10)	—	—	—	—	55,847
	8/20/2020	—	—	—	—	—		—	—	150	418.33	16,034
	8/20/2020	—	—	—	—	10	(11)	—	—	—	—	4,183
	12/08/2020	—	—	—	—	460	(12)	—	—	—	—	177,877
Russell J. Weiner		0	1,125,000	2,812,500	—	—		—	—	—	—	—
	7/15/2020	—	—	—	—	—		—	—	7,100	413.68	751,038
	7/15/2020	—	—	—	—	455	(13)	—	—	—	—	188,224
	12/08/2020	—	—	—	—	1,822	(14)	—	—	—	—	704,549
Joseph H. Jordan		0	348,244	870,610	—	—		—	—	—	—	—
	7/15/2020	—	—	—	—	—		—	—	2,250	413.68	238,005
	7/15/2020	—	—	—	—	145	(15)	—	—	—	—	59,984
	12/08/2020	—	—	—	—	585	(16)	—	—	—	—	226,214
Kevin S. Morris		0	302,119	755,298	—	—		—	—	—	—	—
	7/15/2020	—	—	—	—	—		—	—	2,320	413.68	245,410
	7/15/2020	—	—	—	—	150	(17)	—	—	—	—	62,052
	12/08/2020	—	—	—	—	577	(18)	—	—	—	—	223,120
Jeffrey D. Lawrence		0	525,712	1,314,280	—	—		—	—	—	—	—
	12/08/2020	—	—	—	—	509	(19)	—	—	—	—	196,825
J. Kevin Vasconi		0	404,633	1,011,583	—	—		—	—	—	—	—
	7/15/2020	—	—	—	—	—		—	—	1,660	413.68	175,595
	7/15/2020	—	—	—	—	107	(20)	—	—	—	—	44,264
	10/02/2020	—	—	—	—	—		—	—	—	—	2,414,841
	12/08/2020	—	—	—	—	616	(21)	—	—	—	—	238,201

(1)

Represents the amount to which such executive would be entitled if the Company had achieved 90% of its annual performance target under the AIP, as described above under “Compensation Discussion and Analysis—Annual Performance Incentives.”

(2)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance target under the AIP.
(3)

Represents the annual maximum amount that such executive would be entitled to receive under the AIP, which is calculated as the lesser of (i) 250% of the executive’s annual performance incentive target and (ii) $5,000,000.

(4)

Represents the first two tranches of the performance share awards granted in 2020, the third tranche of the performance share awards granted in 2019 and the fourth tranche of the performance share awards granted in 2018 (or the number of shares in each award that have been valued for accounting purposes for fiscal 2020). Each vesting tranche of performance share awards contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved, and the named executive officer must be an employee of the Company on such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above. Any remaining shares from these performance share awards that are not included in this table will be valued when the performance condition is established for such performance shares.

46 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Executive Compensation Tables (continued)

(5)

All option awards granted in 2020 vest one-fourth per year over four years beginning on the first anniversary of the grant date and have a ten-year term, provided the named executive officer remains employed on the applicable vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(6)	Determined based on the closing price of the Company’s common stock on the NYSE on the date of grant.
(7)

Represents the total ASC 718 grant date fair value of the option awards, determined in accordance with ASC 718, disregarding the effects of estimated forfeitures. Also, represents the total ASC 718 grant date fair value of the stock awards, determined, in the case of performance shares, based upon the probable outcome of the applicable performance conditions (which assume that the performance conditions were satisfied in full). Amounts for Mr. Vasconi on October 2, 2020 include $1,518,652, representing the incremental fair value associated with the modification of his outstanding stock option awards and $896,189, representing the incremental fair value associated with the modification of his outstanding performance shares previously awarded to him in 2018, 2019 and 2020 in connection with his retirement from the Company. See footnotes (2) and (3) to the Summary Compensation Table above.

(8)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 2,170.
(9)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 2,170, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 3,400 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 3,050.

(10)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 540.
(11)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 40.
(12)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 540, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 40, (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 800 and (iv) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 460.

(13)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 1,820.
(14)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,820, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 2,910 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 2,560.

(15)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 580.
(16)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 580, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 840 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 920.

(17)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 600.
(18)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 600, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 890 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 820.

(19)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,060 and (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 970.

(20)	Represents one-fourth of the maximum shares granted under this performance share award; the maximum number of shares granted under this performance share award is 430.
(21)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 430, (ii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 1,060 and (iii) one-fourth of the maximum shares granted under a performance share award; the maximum number of shares granted under this performance share award is 970.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 47

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards for each of the named executive officers as of January 3, 2021:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Richard E. Allison, Jr.	9,690	0	32.69	7/20/2022	(5)	—	—	—		—
	19,670	0	46.83	2/27/2023	(6)(7)	—	—	—		—
	14,480	0	63.05	7/17/2023	(6)	—	—	—		—
	15,110	0	73.04	7/16/2024	(6)	—	—	—		—
	11,780	0	118.54	7/15/2025	(6)	—	—	—		—
	10,850	0	136.89	7/20/2026	(6)	—	—	—		—
	5,497	1,833	212.52	7/19/2027	(6)	—	—	—		—
	8,970	8,970	283.68	7/18/2028	(6)	—	—	—		—
	5,360	16,080	275.35	7/10/2029	(6)	—	—	—		—
	0	12,700	413.68	7/15/2030	(6)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	444	(8)	170,256
	—	—	—	—		—	—	1,526	(9)	585,160
	—	—	—	—		—	—	2,550	(10)	977,823
	—	—	—	—		—	—	2,170	(11)	832,108
	—	—	—	—		16,910	6,484,309	—		—

Stuart A. Levy	795	2,385	267.46	1/29/2029	(6)	—	—	—		—
	480	1,440	275.35	7/10/2029	(6)	—	—	—		—
	0	2,110	413.68	7/15/2030	(6)	—	—	—		—
	0	150	418.33	8/20/2030	(6)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	600	(12)	230,076
	—	—	—	—		—	—	345	(10)	132,294
	—	—	—	—		—	—	540	(11)	207,068
	—	—	—	—		—	—	40	(13)	15,338

Russell J. Weiner	9,690	0	32.69	7/20/2022	(5)	—	—	—		—
	37,020	0	46.83	2/27/2023	(6)(7)	—	—	—		—
	17,110	0	63.05	7/17/2023	(6)	—	—	—		—
	15,960	0	73.04	7/16/2024	(6)	—	—	—		—
	11,780	0	118.54	7/15/2025	(6)	—	—	—		—
	10,850	0	136.89	7/20/2026	(6)	—	—	—		—
	5,497	1,833	212.52	7/19/2027	(6)	—	—	—		—
	5,015	5,015	283.68	7/18/2028	(6)	—	—	—		—
	3,060	9,180	275.35	7/10/2029	(6)	—	—	—		—
	0	7,100	413.68	7/15/2030	(6)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	444	(8)	170,256
	—	—	—	—		—	—	1,280	(9)	490,829
	—	—	—	—		—	—	2,183	(10)	837,093
	—	—	—	—		—	—	1,820	(11)	697,897
	—	—	—	—		11,660	4,471,144	—		—

48 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Joseph H. Jordan	1,470	0	63.05	7/17/2023	(6)	—	—	—		—
	2,010	0	73.04	7/16/2024	(6)	—	—	—		—
	2,630	0	118.54	7/15/2025	(6)	—	—	—		—
	3,100	0	136.89	7/20/2026	(6)	—	—	—		—
	2,350	0	136.89	7/20/2026	(6)	—	—	—		—
	4,870	0	168.21	11/07/2026	(6)	—	—	—		—
	1,837	613	212.52	7/19/2027	(6)	—	—	—		—
	1,810	1,810	232.43	4/09/2028	(6)	—	—	—		—
	880	2,640	275.35	7/10/2029	(6)	—	—	—		—
	0	2,250	413.68	7/15/2030	(6)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	209	(8)	80,143
	—	—	—	—		—	—	460	(14)	176,392
	—	—	—	—		—	—	630	(10)	241,580
	—	—	—	—		—	—	580	(11)	222,407

Kevin S. Morris	4,330	0	158.36	1/3/2027	(6)	—	—	—		—
	3,187	1,063	212.52	7/19/2027	(6)	—	—	—		—
	1,610	1,610	283.68	7/18/2028	(6)	—	—	—		—
	937	2,813	275.35	7/10/2029	(6)	—	—	—		—
	0	2,320	413.68	7/15/2030	(6)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	279	(15)	106,985
	—	—	—	—		—	—	259	(8)	99,316
	—	—	—	—		—	—	410	(9)	157,219
	—	—	—	—		—	—	668	(10)	256,151
	—	—	—	—		—	—	600	(11)	230,076

Jeffrey D. Lawrence	9,070	0	118.54	7/15/2025	(6)	—	—	—		—
	7,360	0	136.89	7/20/2026	(6)	—	—	—		—
	3,667	0	212.52	7/19/2027	(6)	—	—	—		—
	1,905	0	283.68	7/18/2028	(6)	—	—	—		—
	1,110	0	275.35	7/10/2029	(6)	—	—	—		—
	—	—	—	—		—	—	—		—

J. Kevin Vasconi	1,460	0	212.52	7/19/2027	(6)	—	—	—		—
	3,810	0	283.68	7/18/2028	(6)	—	—	—		—
	4,440	0	275.35	7/10/2029	(6)	—	—	—		—
	1,660	0	413.68	7/15/2030	(6)	—	—	—		—
	—	—	—	—		—	—	—		—
	—	—	—	—		—	—	355	(8)	136,128
	—	—	—	—		—	—	486	(9)	186,362
	—	—	—	—		—	—	795	(10)	304,851
	—	—	—	—		—	—	430	(11)	164,888

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 49

Executive Compensation Tables (continued)

(1)

Represents special retention-based restricted stock awards (the “Retention Equity Awards”) granted under our EIP to Messrs. Allison and Weiner in July 2018 in connection with their promotions to CEO and COO, respectively. Each Retention Equity Award will vest 100% on the fourth anniversary of the date of grant, generally subject to the executive’s continued employment through such date and except as described below under “Potential Post-Employment Payments to Named Executive Officers.”

(2)	Value based on the closing price of the Company’s common stock on the NYSE on December 31, 2020, the last business day of fiscal 2020 ($383.46).
(3)

Awards of performance shares vest equally over four years in separate vesting tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above. Awards are shown assuming the performance conditions are satisfied in full.

(4)	Value based on the closing price of the Company’s common stock on the NYSE on December 31, 2020, the last business day of fiscal 2020.
(5)	Option awards granted ten years prior to the option expiration date that vested in equal annual installments over three years beginning on the first anniversary of the grant date.
(6)

Option awards granted ten years prior to the option expiration date that vest in equal annual installments over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon certain employment terminations and covered transactions, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(7)

Represents one-time option awards intended to compensate the named executive officer for dividends paid with respect to common stock of the Company, for which option awards were not eligible. Such one-time option awards have the same terms and conditions as the option awards described under footnote (6) above.

(8)

Represents final tranche of performance shares granted in July 2017 that is eligible to vest on July 19, 2021, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(9)

Represents final two tranches of performance shares granted in July 2018 that are eligible to vest in two equal installments on each of July 18, 2021 and July 18, 2022, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(10)

Represents final three tranches of performance shares granted in July 2019 that are eligible to vest in three equal installments on each of July 10, 2021, July 10, 2022 and July 10, 2023, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(11)

Represents performance shares granted in July 2020 that are eligible to vest in four equal installments on each of July 15, 2021, July 15, 2022, July 15, 2023 and July 15, 2024, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(12)

Represents final three tranches of performance shares granted in January 2019 that are eligible to vest in three equal installments on each of January 21, 2021, January 21, 2022 and January 21, 2023, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(13)

Represents final four tranches of performance shares granted in August 2020 that are eligible to vest in four equal installments on each of August 20, 2021, August 20, 2022, August 20, 2023 and August 20, 2024, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(14)

Represents final two tranches of performance shares granted in April 2018 that are eligible to vest in two equal installments on each of April 9, 2021 and April 9, 2022, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

(15)

Represents final tranche of performance shares granted in January 2017 that are eligible to vest on January 3, 2021, subject to the achievement of applicable performance conditions and the named executive officer’s continued employment through such vesting date, except as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

50 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Executive Compensation Tables (continued)

Option Exercises and Stock Vested

The following table provides information relating to options exercised and stock vested for each of the named executive officers during 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard E. Allison, Jr.	35,000	12,315,967	2,694	1,075,752
Stuart A. Levy	—	—	315	103,005
Russell J. Weiner	40,000	12,760,302	2,449	978,012
Joseph H. Jordan	—	—	1,225	474,069
Kevin S. Morris	—	—	961	352,734
Jeffrey D. Lawrence	6,160	1,988,346	1,237	494,098
J. Kevin Vasconi	18,875	4,726,922	1,342	536,038

(1)	Equals the closing price of the Company’s common stock on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)

Equals the closing price of the Company’s common stock on the NYSE on the vesting date multiplied by the number of shares vesting, plus any accrued cash dividends paid on such vesting date in respect of such shares. Includes the vesting of Mr. Vasconi’s outstanding performance shares in connection with his retirement from the Company.

Non-Qualified Deferred Compensation

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, as well as the Company’s directors, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan, or the DCP. The purpose of the DCP is to provide supplemental retirement income and to permit eligible employees to defer receipt of compensation pursuant to the terms of the plan.

Participants are able to defer a portion of eligible compensation (including annual base salary and the annual performance incentive or, in the case of our directors, annual retainers). Participants elect a specific date or event (such as termination of employment) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to notionally invest their deferrals in mutual funds selected by them from a lineup of options. The options available under the DCP for the fiscal year ended January 3, 2021 were as follows:

American Funds EuroPacific Growth Fund

BNY Mellon MidCap Index Fund

Boston Trust Small Cap Fund

Credit Suisse Commodity Return Strategy Fund

Fidelity 500 Index Fund

Fidelity Government Money Market Fund

Fidelity Puritan Fund

Harding Loevner Emerging Markets Portfolio

Invesco Comstock Fund

MainStay Large Cap Growth Fund

PIMCO All Asset Fund

PIMCO Total Return Fund

Vanguard Inflation-Protected Securities Fund

Vanguard Real Estate Index Fund

Vanguard Total Bond Market Index Fund

Vanguard Total International Stock Index Fund

There are no named executive officers who currently participate in or have balances under the Domino’s Pizza Deferred Compensation Plan. The balances under the DCP for our directors are listed below under “Non-Qualified Deferred Compensation of Directors.”

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 51

Executive Compensation Tables (continued)

Potential Post-Employment Payments to Named Executive Officers

Each currently employed named executive officer is currently a party to an employment agreement providing for payments and benefits in connection with certain terminations of the named executive officer’s employment.

Under Mr. Allison’s and Mr. Weiner’s employment agreements effective July 1, 2018, upon involuntary termination of employment by the Company without cause (as defined in the respective agreement), or if either Mr. Allison or Mr. Weiner terminates his employment voluntarily for good reason (generally defined to include a material diminution of his responsibilities, duties or authority, a relocation of his office by more than 50 miles, or the failure of the Company to pay his base salary and benefits) prior to the end of the term of the agreement, he would receive an amount equal to two times his then-annual base salary. Such amount would be paid in equal installments, subject to a six-month delay to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended.

Under the employment agreements with Messrs. Levy, Jordan and Morris, upon an involuntary termination of employment by the Company without cause (as defined in the respective agreement), or if the named executive officer terminates his employment voluntarily for good reason (generally defined as described above), the named executive officer would receive an amount equal to one times his then-annual base salary. Such amount would be paid as follows: a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months.

In the event of a termination of employment by the Company without cause or a voluntary termination of employment for good reason, each named executive officer would also be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. In addition, during the severance period, each named executive officer would be entitled to Company-paid medical insurance coverage premiums.

In the event of a termination of employment by reason of a named executive officer’s death or disability, or voluntarily by the named executive officer due to retirement, the named executive officer would be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. Mr. Allison would be entitled to these benefits on a voluntary termination of employment without good reason.

Following a termination of employment for any reason, equity awards and other benefits are governed by the terms of those programs, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above. In addition, in the event that our CEO or COO’s employment is terminated (i) involuntarily by the Company without cause, (ii) due to the executive’s disability or death or (iii) by the executive for good reason, in each case, on or after the second anniversary of the grant date of the Retention Equity Award (July 2, 2020) and before the third anniversary of such Retention Equity Award (July 2, 2021), 25% of the shares of restricted stock subject to the Retention Equity Award will vest and if such a termination occurs on or after the third anniversary of the grant date and prior to the fourth anniversary of such Retention Equity Award (July 2, 2022), 75% of the shares of restricted stock will vest.

Each of the employment agreements for the named executive officers contains a two-year non-competition and non-solicitation provision.

The payments and benefits received by Messrs. Lawrence and Vasconi, respectively, in connection with their retirements from the Company during 2020 are described above under “Compensation Discussion and Analysis—Employment Agreements.” The amounts of the pro-rated portions of the annual performance cash incentive earned for fiscal year 2020 under the AIP and paid to each of Messrs. Lawrence and Vasconi are reported in the Summary Compensation Table above, as is the incremental fair value associated with modifications to Mr. Vasconi’s equity awards. In recognition of Mr. Lawrence’s accomplishments and years of service to the Company, Mr. Lawrence will receive one year of base salary continuation following his retirement from the Company on December 31, 2020 ($530,000).

52 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Executive Compensation Tables (continued)

The following table sets forth aggregate estimated payment obligations to each of the named executive officers currently employed by the Company assuming a termination of employment or change in control, as applicable, occurred on January 3, 2021 under the employment agreements then in effect. As of January 3, 2021, no named executive officers currently employed by the Company were retirement eligible.

Name	Benefit	Termination Without Cause or by Employee for Good Reason ($)(1)	Voluntary Termination ($)	Death ($)(2)	Disability ($)(3)	Change in Control ($)(4)
Richard E. Allison, Jr.	Severance Pay	1,790,000	—	—	1,342,500	—
	Healthcare	35,392	—	—	26,544	—
	Equity Award Acceleration	1,621,077	—	7,133,193	—	11,996,424

	Total	3,446,469	—	7,133,193	1,369,044	11,996,424

Stuart A. Levy	Severance Pay	475,000	—	—	712,500	—
	Healthcare	6,399	—	—	9,599	—
	Equity Award Acceleration	—	—	1,017,115	—	1,017,115

	Total	481,399	—		722,099	1,017,115

Russell J. Weiner	Severance Pay	1,500,000	—	—	1,125,000	—
	Healthcare	35,392	—	—	26,544	—
	Equity Award Acceleration	1,117,786	—	5,120,041	—	8,473,399

	Total	2,653,178	—	5,120,041	1,151,544	8,473,399

Joseph H. Jordan	Severance Pay	475,000	—	—	712,500	—
	Healthcare	19,791	—	—	29,687	—
	Equity Award Acceleration	—	—	1,384,082	—	1,384,082

	Total	494,791	—	1,384,082	742,187	1,384,082

Kevin S. Morris	Severance Pay	490,000	—	—	735,000	—
	Healthcare	15,968	—	—	23,952	—
	Equity Award Acceleration	—	—	1,496,216	—	1,496,216

	Total	505,968	—	1,496,216	758,952	1,496,216

(1)

Represents the named executive officer’s annual base salary, multiplied by two in the case of Mr. Allison and Mr. Weiner, and multiplied by one for all other named executive officers and the cost of Company-paid insurance coverage premiums for all named executive officers during their severance period.

(2)

Represents the cumulative value of all equity awards that would vest in the event of the named executive officer’s death, calculated as the total of: (i) the difference between the closing price of the Company’s common stock on the NYSE on December 31, 2020, the last business day of fiscal 2020, and the exercise price multiplied by the number of options that would vest as a result of the named executive officer’s death, and (ii) the closing price of the Company’s common stock on the NYSE on December 31, 2020, the last business day of fiscal 2020, multiplied by the number of performance shares that would vest in such event.

(3)	Represents 18 months of the named executive officer’s base salary (unreduced by disability income benefits) and the cost of 18 months of Company-paid medical insurance coverage premiums.
(4)

Represents the cumulative value of the equity awards that would vest in the event of a corporate transaction, as described in more detail under “Compensation Discussion and Analysis—Long-term Incentive Compensation,” calculated as the total of: (i) the difference between the closing price of the Company’s common stock on the NYSE on December 31, 2020, the last business day of fiscal 2020, and the exercise price multiplied by the number of options that would vest as a result of such corporate transaction, and (ii) the closing price of the Company’s common stock on the NYSE on December 31, 2020, the last business day of fiscal 2020, multiplied by the number of performance shares that would vest in such event.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 53

Executive Compensation Tables (continued)

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires annual disclosure of the ratio of the median annual total compensation of all of our employees to the annual total compensation of our CEO.

To identify the median employee, we used 2020 total cash compensation, which includes annual base salaries or base wages plus annual bonuses, if any, as reported on each employee’s W-2, Box 1, as our consistently applied compensation measure. We used total cash compensation as our consistently applied compensation measure because we do not widely distribute annual equity awards to employees (less than 1.5% of our employees received annual equity awards). We then measured total cash compensation for all individuals who were employed by us on December 1, 2020, excluding (i) our CEO and (ii) all team members located in countries outside of the United States, pursuant to the de minimis exemption under the pay ratio rules. A total of 248 team members were so excluded and are detailed by each non-U.S. jurisdiction below:

Brazil: 1	Hong Kong: 10	Netherlands: 13
Canada: 205	India: 3	Singapore 2
Dubai: 11	Mexico: 2	United Kingdom: 1

Except as described above, we included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation used for employees who were not employed by us for all of 2020 by taking an employee’s compensation for the number of bi-weekly pay periods for which they were employed and annualizing such amount for the full year of 27 pay periods, which is consistent with the number of bi-weekly pay periods the CEO received in 2020. As of December 1, 2020, we had 13,288 U.S.-based full-time, part-time, seasonal and temporary employees. As of this same date, including our team members located in countries outside the United States, we had 13,536 full-time, part-time, seasonal and temporary employees.

Based on total cash compensation, our median employee was identified as a part-time delivery driver who worked under 30 hours per week and was paid on an hourly basis. The median employee’s annual total compensation was calculated using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table for 2020 earlier in this Proxy Statement.

Mr. Allison’s annual total compensation for the 2020 fiscal year was $6,295,230, as reflected in the Summary Compensation Table for 2020 above. Our median employee’s annual total compensation for the 2020 fiscal year, as determined in the same manner as Mr. Allison’s, was $22,076. As a result, we estimate that Mr. Allison’s annual total compensation was approximately 285 times that of our median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

54 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

At our 2020 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our 2019 Proxy Statement. This non-binding advisory vote is commonly referred to as “say-on-pay.” At our 2020 annual meeting, our shareholders approved the proposal with 96.75% of the shares voted in favor of the say-on-pay proposal.

At the 2017 annual meeting of shareholders, the Company held an advisory vote on the frequency of future say-on-pay votes. Our shareholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation. Accordingly, this year we are again asking our shareholders to vote FOR the approval of the compensation we pay to our named executive officers as disclosed in this Proxy Statement. In accordance with Rule 14a-21(b) of the Exchange Act, shareholders will be asked to vote again on how frequently we should hold future say-on-pay votes at the Company’s 2023 annual meeting of shareholders.

The objectives of our compensation program, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the Compensation Discussion and Analysis and the related tables and narrative disclosures in this Proxy Statement.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this Proxy Statement, is hereby APPROVED.”

As we described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In approving compensation decisions for fiscal 2020 with respect to our named executive officers, the Compensation Committee considered, among other factors, the financial performance of the Company in 2019 as well as the financial performance of the Company for this year, which significantly exceeded our business plan and goals considering the challenging and uncertain operating environment posed by COVID-19. The Company’s named executive officers contributed greatly to these achievements and, therefore, our Company performance was considered when determining compensation of our named executive officers for fiscal 2020. In addition, the Company routinely reviews its compensation programs and engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program. The Company has made changes in prior years based upon feedback from this shareholder outreach and plans to continue these engagement efforts in future years.

For these reasons, the Board is asking shareholders to again support this say-on-pay proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Our Board of Directors Unanimously Recommends a Vote FOR this Proposal	✓

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 55

Compensation of Directors

For fiscal 2020, each independent director (other than our Chairman) was paid an $80,000 annual retainer and was reimbursed for certain business expenses. In addition, the Chairperson of the Audit Committee was paid an annual retainer of $30,000 and non-Chair members were paid an annual retainer of $15,000, the Chairperson of the Compensation Committee was paid an annual retainer of $20,000 and non-Chair members were paid an annual retainer of $10,000, the Chairperson of the Inclusion & Diversity Committee was paid an annual retainer of $15,000 and non-Chair members were paid an annual retainer of $10,000, and the Chairperson of the Nominating and Corporate Governance Committee was paid an annual retainer of $15,000 and non-Chair members were paid an annual retainer of $10,000. From time to time, directors may also be compensated for their service on ad hoc committees of the Board. Mr. Allison did not receive any additional compensation for his service on the Board.

For 2020, each independent director (other than our Chairman) also received an annual equity award of restricted stock under the EIP with an approximate value of $160,000 on the grant date, which resulted in an annual grant of 440 shares of restricted stock. The restricted stock granted to directors has a one-year vesting period (subject to acceleration in the case of retirement or certain corporate transactions, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above) in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. Directors are eligible for the qualified retirement provision in the Company’s equity awards. For directors, the specified service and age requirements are five years of continuous service and 55 years of age. As of January 3, 2021, Messrs. Federico and Goldman and Ms. Cantor had satisfied these qualified retirement requirements.

2020 Independent Director Compensation Summary

Annual Retainer	Amount
Board of Directors	$80,000

Audit Committee
Chairperson	$30,000
Member	$15,000

Compensation Committee
Chairperson	$20,000
Member	$10,000

Inclusion & Diversity Committee
Chairperson	$15,000
Member	$10,000

Nominating & Corporate Governance Committee
Chairperson	$15,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$160,000
Award vests on first anniversary of the grant date

The independent directors are eligible to receive the same retainer amounts and equity target value for 2021.

For 2020, Mr. Brandon, Chairman of the Board of Directors, received an annual cash retainer of $225,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. In addition, Mr. Brandon was eligible to receive an equity award with an approximate value of $200,000 on the grant date. For 2020, this equity award was granted in the form of 550 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. As discussed above, directors are also eligible for the qualified retirement provisions in the EIP. Mr. Brandon has satisfied these qualified retirement requirements. Mr. Brandon is also entitled to reimbursement of certain medical expenses related to his prior service as Chief Executive Officer.

56 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Compensation of Directors (continued)

2020 Non-Executive Chairman Compensation Summary

Annual Retainer	Amount
Board of Directors	$225,000

Annual Equity Award	Value
Target grant date fair value	$200,000
Award vests on first anniversary of the grant date

Mr. Brandon is eligible to receive the same retainer amount and equity award target value for 2021.

Director Compensation Table for 2020

The following table provides information concerning compensation for the Company’s directors during 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
David A. Brandon	225,000	200,871	—	—	—	56,404	482,275
C. Andrew Ballard	110,000	160,697	—	—	—	158	270,855
Andrew B. Balson	101,250	160,697	—	—	—	456	262,403
Corie S. Barry	109,375	160,697	—	—	—	1,726	271,798
Diana F. Cantor	112,500	160,697	—	—	—	3,096	276,293
Richard L. Federico	101,250	160,697	—	—	—	735	262,682
James A. Goldman	111,875	160,697	—	—	—	1,313	273,885
Patricia E. Lopez	103,750	160,697	—	—	—	1,069	265,516

(1)

Amounts in the “Stock Awards” column reflect the grant date fair value of grants of restricted stock pursuant to our EIP determined in accordance with ASC 718 and reflect rounding up in the number of shares of restricted stock granted. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended January 3, 2021 included in the 2020 10-K.

(2)

For Mr. Brandon, the amount in “All Other Compensation” represents $32,731 in reimbursements related to post-employment medical and health benefits pursuant to his prior employment agreement with the Company (as amended from time to time), $20,769 for company-paid premiums for umbrella liability insurance and $2,904 in personal pizza purchases. For all other directors, the amounts in “All Other Compensation” represent personal pizza purchases.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 57

Compensation of Directors (continued)

Non-Qualified Deferred Compensation of Directors

The following table provides information on the DCP for directors as of January 3, 2021:

Name	Director Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David A. Brandon	227,083	—	419,850	—	2,609,336
C. Andrew Ballard	—	—	—	—	—
Andrew B. Balson	101,250	—	117,240	—	717,200
Corie S. Barry	—	—	—	—	—
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	111,875	—	144,983	—	1,096,013
Patricia E. Lopez	103,750	—	38,889	—	256,453

(1)

Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above and, in the case of Mr. Brandon, also includes a true-up payment in the amount of $2,083 for the first 2020 retainer payment, which was contributed into Mr. Brandon’s DCP account in December 2019.

(2)	Reflects dividends, interest and market-based earnings on amounts deferred by plan participants.
(3)

Represents the participant’s account balance as of January 3, 2021, which includes compensation and DCP earnings reported in fiscal years 2013-2019 as follows: Mr. Brandon $1,962,403, Mr. Balson $498,709, Mr. Goldman $839,155 and Ms. Lopez $113,814.

Outstanding Equity Awards of Directors

The following table shows the number of shares underlying outstanding option awards and restricted stock awards for the Company’s non-employee directors as of January 3, 2021:

Name	Outstanding Option Awards (#)	Outstanding Restricted Stock Awards (#)
David A. Brandon	—	550
C. Andrew Ballard	—	440
Andrew B. Balson	—	440
Corie S. Barry	—	440
Diana F. Cantor	—	440
Richard L. Federico	—	440
James A. Goldman	—	440
Patricia E. Lopez	—	440

58 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Equity Compensation Plan Information

The following table sets forth, as of January 3, 2021, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by shareholders	841,888	(2)	$160.82	2,677,379
Equity compensation plans not approved by shareholders	—		—	—

Total	841,888		$160.82	2,677,379

(1)	Includes 117,547 shares that may be issued under the ESPDP.
(2)	Consists of 832,666 options and 9,222 restricted stock units currently awarded under the EIP.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and was approved by the Company’s shareholders. An Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP”) was approved by shareholders at the 2008 annual meeting of shareholders, and a further amendment to the EIP was approved by shareholders at the 2009 annual meeting of shareholders.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP includes: (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP as a result of termination of options that were granted under the EIP (by reason of forfeiture) and any shares held back in satisfaction of total exercise cost from shares that would otherwise have been delivered pursuant to an award.

As of January 3, 2021, there were 832,666 options outstanding at a weighted average exercise price equal to $160.82 per share (of which 687,570 were exercisable at a weighted average exercise price equal to $127.50 per share), 32,200 shares of restricted stock and 114,562 performance shares, for a total of 979,428 options, shares of restricted stock and performance shares currently issued and outstanding under the EIP. As of January 3, 2021, there were a total of 2,559,832 authorized but unissued shares under the EIP.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year is 1,000,000. Stock options currently vest over a four-year period. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP is determined by the Compensation Committee, as administrator of the EIP, and must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP may not exceed ten years.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 59

Certain Transactions Involving Management or 5% or Greater Shareholders

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, directors and officers of the Company. The Company’s Board of Directors is responsible for reviewing potential related person transactions and, in connection with its review, will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a director or officer of the Company and any other matters deemed important, following which it may approve or ratify the transaction in its discretion. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in this Proxy Statement.

Time-Sharing Agreement with Richard E. Allison, Jr. for Use of Corporate Aircraft

Domino’s Pizza LLC and Richard E. Allison, Jr. entered into a Time-Sharing Agreement dated January 8, 2018 and effective July 1, 2018 whereby Mr. Allison is entitled to 45 hours per year of personal use of the Company aircraft without charge. Mr. Allison is required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2020, Mr. Allison’s personal use of the Company aircraft did not exceed the allotted 45 hours and, therefore, he did not reimburse the Company for any excess use.

60 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Other Matters

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 27, 2021 at 10:00 a.m. Eastern Time. As part of our precautions regarding the COVID-19 pandemic and to support the health and well-being of our shareholders, team members and directors, the Annual Meeting will be held exclusively online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2021, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received.

Shareholder Proposals and Director Nominations for Inclusion in Next Year’s Proxy Statement Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2022, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of Domino’s Pizza, Inc. no later than November 18, 2021 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals and Director Nominations other than Pursuant to Rule 14a-8

If a shareholder wishes to present a proposal or to nominate one or more directors at our 2022 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance written notice in accordance with the Company’s By-Laws. Under the By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Corporate Secretary of Domino’s Pizza, Inc. at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth the following information: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of director nominations or other shareholder proposals for submission to the Domino’s annual meeting of shareholders without inclusion in the Company’s 2022 Proxy Statement is February 26, 2022. Unless such notice is received by Domino’s at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, such matter will be brought before the meeting only in the Company’s discretion and proxies with respect to such matter will confer voting authority only if such matter comes before the meeting.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another director.

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT 61

Other Matters (continued)

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3497.

General Information

Our 2020 Annual Report was mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at biz.dominos.com in the “Investors” section. A copy of our 2020 Annual Report, as filed with the SEC, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 6 of this Proxy Statement.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 18, 2021

62 DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT

Annex A

Domino’s Pizza, Inc. Officers and Directors

Leadership Team

Richard E. Allison, Jr.

Chief Executive Officer

Russell J. Weiner

Chief Operating Officer and President—Domino’s U.S.

Thomas B. Curtis

Executive Vice President, U.S. Operations and Support

Arthur P. D’Elia

Executive Vice President, Chief Marketing Officer

Kelly E. Garcia

Executive Vice President, Chief Technology Officer

Cynthia A. Headen

Executive Vice President, Supply Chain Services

Joseph H. Jordan

Executive Vice President, International

Stuart A. Levy

Executive Vice President, Chief Financial Officer

Timothy P. McIntyre

Executive Vice President, Communications and Legislative Affairs

Kevin S. Morris

Executive Vice President, General Counsel and Corporate Secretary

Lisa V. Price

Executive Vice President, Chief Human Resources Officer

Board of Directors

David A. Brandon

Chairman of the Board

Richard E. Allison, Jr.

Chief Executive Officer and Director

C. Andrew Ballard

Director

Andrew B. Balson

Director

Corie S. Barry

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Patricia E. Lopez

Director

DOMINO’S PIZZA, INC. 2021 PROXY STATEMENT A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/26/2021 for shares held directly and by 11:59 P.M. ET on 04/21/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DPZ2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/26/2021 for shares held directly and by 11:59 P.M. ET on 04/21/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All ForAll Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees 01) David A. Brandon 02) Richard E. Allison, Jr. 03) C. Andrew Ballard 04) Andrew B. Balson 05) Corie S. Barry 06) Diana F. Cantor 07) Richard L. Federico 08) James A. Goldman 09) Patricia E. Lopez The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2021 fiscal year. 3. Advisory vote to approve the compensation of the named executive officers of the Company. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000490724_1 R1.0.0.153

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DOMINO’S PIZZA, INC. Annual Meeting of Shareholders April 27, 2021 10:00 AM EDT This proxy is solicited by the Board of Director The undersigned hereby constitutes and appoints Richard E. Allison, Jr., Stuart A. Levy and Kevin S. Morris, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held virtually via a live webcast at www.virtualshareholdermeeting.com/DPZ2021, on Tuesday, April 27, 2021, and at any adjournments thereof, on all matters coming before said meeting You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (FOR each of the nominees listed in Proposal One, FOR Proposal Two and FOR Proposal Three). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Continued and to be signed on reverse side 0000490724_1 R1.0.0.153